Exhibit 10.3

CREDIT AGREEMENT

dated as of

August 6, 2014,

among

RIGHTSIDE GROUP, LTD.,

UNITED TLD HOLDCO LTD.,

THE LENDERS PARTY HERETO

and

OBSIDIAN AGENCY SERVICES, INC.,

as Administrative Agent and Collateral Agent

i

(continued)

(continued)

(continued)

(continued)

Page

SCHEDULES

Schedule 1.01(a)	-	Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.07	-	Subsidiaries
Schedule 3.07(f)		Immaterial Subsidiaries
Schedule 3.07(b)	-	Outstanding Subscriptions, Options, Warrants, Calls, Commitments
Schedule 3.13(b)		Controlled Foreign Corporations
Schedule 3.16	-	Environmental Matters
Schedule 3.17	-	Insurance
Schedule 3.18(a)	-	UCC Filing Offices
Schedule 3.19(a)	-	Owned Real Property
Schedule 3.19(b)	-	Leased Real Property
Schedule 3.24	-	Financial Advisors
Schedule 3.25	-	Foreign Assets Control Regulations
Schedule 3.27	-	Deposit Accounts and Securities Accounts
Schedule 3.30(b)	-	Delinquent Accounts Payable and Notes Payable
Schedule 3.32(a)	-	Intellectual Property
Schedule 3.33	-	Change of Control Provisions
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.07	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Notice of Borrowing
Exhibit B-1	-	Form of Term Note (U.S. Borrower)
Exhibit B-2	-	Form of Term Note (Cayman Borrower)
Exhibit C	-	[Reserved]
Exhibit D	-	Form of Administrative Questionnaire
Exhibit E	-	Form of Assignment and Acceptance
Exhibit F-1	-	Form of U.S. Guarantee and Collateral Agreement
Exhibit F-2	-	Form of Unconditional Guarantee (Non-U.S. Entities)
Exhibit G	-	Form of Warrant
Exhibit H	-	Form of Warrant Agreement
Exhibit I	-	Form of Collateral Information Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of August 6, 2014 and entered into by and among RIGHTSIDE GROUP, LTD., a Delaware corporation (the “U.S. Borrower”), UNITED TLD HOLDCO, LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, and together with the U.S. Borrower, the “Borrowers”), the Lenders (as defined in Article I), and OBSIDIAN AGENCY SERVICES, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENT

The Borrowers desire that the Lenders extend term loans to the Borrowers in connection with the distribution by Demand Media Inc. (“Demand”) to its stockholders of all of the equity interests of the U.S. Borrower, a corporation formed to own and operate the other Loan Parties and their respective Subsidiaries, and certain transactions related thereto (the “Spin-off”) to finance, in part, the acquisition of new gTLDs (as defined below) and for working capital and other general corporate purposes.

The Lenders have agreed to extend such term loans to the Borrowers.

The Borrowers desire to secure all of their respective Obligations hereunder and under the other Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a second priority Lien on all of its real, personal and mixed property, including a pledge of the Equity Interests of their respective Subsidiaries, as and to the extent provided herein and in the other Loan Documents.

All material Domestic Subsidiaries of the Borrowers have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to the Administrative Agent, for the benefit of the Secured Parties, a second priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of the Equity Interests of their respective Subsidiaries, as and to the extent provided herein and in the other Loan Documents.

Certain material Foreign Subsidiaries of the Borrowers have agreed to guarantee the Cayman Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to the Administrative Agent, for the benefit of the Secured Parties, a second priority Lien on all of their respective real, personal and mixed property, including a pledge of all of the Equity Interests of their respective Subsidiaries, as and to the extent provided herein and in the other Loan Documents.

The Lenders are willing to extend such term loans to the Borrowers on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                   Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the Preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit D, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.  Notwithstanding anything to the contrary set forth herein, neither the Agents nor any Person that is a Lender shall be deemed an Affiliate of any Loan Party for purposes of the Loan Documents.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall mean this Credit Agreement.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(i)                                     the Prime Rate in effect on such day; and

(ii)                                  the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% per annum; and

(iii)                               1.50%

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.  Interest calculated pursuant to clause (i) above will be determined based on a year of 365 days or 366 days, as applicable and actual days elapsed.  Interest calculated pursuant to clauses (ii) and (iii) above will be determined based on a year of 360 days and actual days elapsed.

“Applicable Prepayment Premium” shall have the meaning assigned to such term in Section 2.10.

“Asset Sale” shall mean the Disposition by the Borrowers or any Subsidiary to any Person other than the Borrowers or any Guarantor of (i) any of the Equity Interests of the Borrowers or any of their Subsidiaries (excluding any sale of Equity Interests of the U.S. Borrower), (ii) substantially all of the assets of any division or line of business of the Borrowers or any of their Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrowers or any of their Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Dispositions of accounts in the ordinary course of business for purposes of collection and (c) any such other assets to the extent that the aggregate value of such assets Disposed of (x) in any single transaction or related series of transactions is equal to $250,000 or less and (y) for all transactions or related series of transactions equal to $500,000 or less per fiscal year); provided, that for purposes of Section 2.11(b) and the definition of “Net Asset Sale Proceeds”, “Asset Sales” shall not include dispositions permitted under clauses (iii) and (v) through (xvii) of Section 6.05.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit E or such other form as shall be approved by the Administrative Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the Preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the U.S. Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the U.S. Borrower for such period prepared in accordance with GAAP, including acquisitions of gTLDs, which may be in the form of an acquisition of assets or of a Person, substantially all of the assets of which are domain names, domain name portfolios and top-level domain names; provided that Capital Expenditures shall not include any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” shall mean any event or occurrence described in clauses (i) and/or (ii) of the definition of “Net Insurance/Condemnation Proceeds”.

“Cayman Borrower” shall have the meaning assigned to such term in the preamble of the Agreement.

“Cayman Guarantors” shall mean, collectively, (i) on the Closing Date, each Foreign Subsidiary listed on Schedule 1.01(a), and thereafter each other Subsidiary that is or becomes a party to the U.S. Guarantee and Collateral Agreement or the Guarantee (Non-U.S. Entities), as applicable, or otherwise provides a Guarantee in respect of the Cayman Obligations, (ii) the U.S. Borrower and (iii) the U.S. Guarantors.

“Cayman Law Charge” shall mean the charge over the Cayman Borrower’s assets dated on or about the date of this Agreement, whereby the Cayman Borrower grants a security interests in its assets in favor of the Collateral Agent.

“Cayman Law Share Charge” shall mean the charge over shares dated on or about the date of this Agreement entered into between Lender and DMIH, an Irish limited liability company, in respect of DMIH’s shares in the Cayman Borrower.

“Cayman Loan Parties” shall mean the Cayman Borrower and Cayman Guarantors.

“Cayman Obligations” shall mean all obligations of every nature of each Cayman Loan Party in respect of the principal, interest (including, without limitation, any interest accruing after the commencement of any bankruptcy case or insolvency proceeding involving a Cayman Loan Party, whether or not such interest is an allowed claim in such case or proceeding) and premium on account of the Cayman Term Loan from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, and fees, expenses, indemnification or amounts (other than principal, interest and premium in respect of the U.S. Term Loan) owed by any Cayman Loan Party to Administrative Agent, Lenders or any of them under the Loan Documents.

“Cayman Term Loan” shall mean the term loan made by the Lenders to the Cayman Borrower pursuant to Section 2.01(b).

“Cayman Term Loan Commitments” with respect to each Lender, the commitment of such Lender to make Cayman Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Cayman Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Cayman Term Loan Commitments is $20,000,000.

“Certificated Security” shall have the meaning assigned to such term in Section 3.18(a).

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” shall mean the occurrence of any of the following:

(i)                                     the U.S. Borrower shall cease to beneficially own and Control, directly or indirectly, 100% (other than directors’ qualifying shares required by law) on a fully-diluted basis of the issued and outstanding Equity Interests of (a) DMIH, (b) the Cayman Borrower or (c) any other Loan Party (other than the U.S. Borrower);

(ii)                                  the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrowers and the Subsidiaries, taken as a whole, to any Person;

(iii)                               during any period of 18 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the U.S. Borrower cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iv)                              the occurrence of any “change of control” (or similar event, howsoever denominated) under the definitive documentation governing or evidencing any Material

Indebtedness, including the Revolving Loan Documents or any documents governing any Subordinated Indebtedness; or

(v)                                 any Person acting in concert with one or more other Persons shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the U.S. Borrower (or other Equity Interests convertible into such Equity Interests) representing a majority of the combined voting power of all Equity Interests of the U.S. Borrower entitled to vote in the election of members of the Governing Body of the U.S. Borrower, other than Equity Interests having such power only by reason of the happening of a contingency.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the day enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which the initial Term Loans are made.

“Closing Date Projections” shall have the meaning assigned to such term in Section 4.01(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the real, personal, and mixed property in which Liens are purported to be granted pursuant to the Security Documents, including all “Collateral” (as defined therein) and Mortgaged Properties (if any).

“Collateral Agent” shall have the meaning assigned to such term in the Preamble.

“Collateral Information Certificate” shall mean the Collateral Information Certificate to be executed and delivered by the U.S. Borrower pursuant to Section 4.01, substantially in the form of Exhibit I.

“Consolidated EBITDA” shall mean, for any period, with respect to the U.S. Borrower and all of its Subsidiaries on a consolidated basis, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) the following to the extent deducted in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period, (c) depreciation and amortization expense for such period, (d) any (1) non-cash impairment or loss of goodwill or other intangibles required to be taken pursuant to GAAP, (2) non-cash deferred compensation expenses, (3) non-cash losses from sales of assets and other property, other than from sales in the ordinary course of business, (4) non-cash expense recorded with respect to stock-options or other equity-based compensation, (e) losses related to the voluntary withdrawal or other loss of an application for gTLD rights, (f) any losses during such period related to foreign currency exchanges, conversions and/or contracts, (g) one-time, non-recurring charges, costs and expenses not in excess of $3,500,000 incurred during such period in connection with the Transactions, the closing of the Term Loans and the Revolving Loan Agreement, and other acquisition or disposition transactions, whether or not consummated, (h) start-up costs and expenses incurred in connection with Borrowers’ initiative regarding investments in gTLDs permitted hereunder not in excess of $11,000,000 in the aggregate through September 30, 2014, (i) expenses associated with early extinguishment of Indebtedness, (j) severance costs paid during such period in connection with any reduction in force, (k) any extraordinary loss in accordance with GAAP, (l) any other non-cash charges or expenses for such period that do not represent a cash item in such period or any future period, and plus (iii) (a) any increase in deferred revenue from the previous period, and (b) any decrease in deferred registration costs from the previous period, but minus (iv) the following to the extent included in the calculation of Consolidated Net Income: (a) any gains during such period related to foreign currency exchanges, conversions and/or contracts, (b) gains related to the voluntary withdrawal of an application for gTLD rights, and (c) any non-recurring or other unusual item of gain, and minus (v) (a) any decrease in deferred revenue from the previous period, and (b) any increase in deferred registration costs from the previous period.  Consolidated EBITDA shall be calculated on a pro forma basis with respect to any period for which a Permitted Disposition or an acquisition that is permitted under Section 6.10 has occurred.  Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be (i) $24,836,000 for the fiscal quarter ended June 30, 2013, (ii) $22,840,000 for the fiscal quarter ended September 30, 2013, (iii) $18,912,000 for the fiscal quarter ended December 31, 2013 and (iv) $14,580,000 for the fiscal quarter ended March 31, 2014.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, for the U.S. Borrower and its consolidated Subsidiaries, the sum (without duplication) of (a) all Indebtedness of such Persons for borrowed money as at such date, including all current maturities and current sinking fund payments in respect of any such Indebtedness, whether or not required to be paid within one year from the date of its creation, plus (b) Indebtedness of such Persons in respect of the Revolving Loans and Term Loans.

“Consolidated Interest Expense” shall mean, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the U.S. Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the U.S. Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Leverage Ratio” shall mean, on any date, the ratio of (a) an amount equal to (i) Consolidated Funded Indebtedness as of such date plus (ii) Indebtedness under letters of credit as of such date minus (iii) Excess Cash as of such date, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the U.S. Borrower has delivered financial statements.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the U.S. Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the most recently delivered consolidated financial statements of the U.S. Borrower and its Subsidiaries as of such date.

“Contingent Obligation”, as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedging Agreements.  Contingent Obligations shall include (a) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any liability in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter.  In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof.  The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation” shall mean, as applied to any Person, any provision of any Equity Interest issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement, satisfactory in form and substance to the Collateral Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Collateral Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions or entitlement orders, as applicable, originated by the Collateral Agent as to disposition of funds in such account, without further consent by the Borrowers or any Subsidiary.

“Copyright Act” shall mean Title 17 of the United States Code, including the Copyright Act of 1976, and all rules and regulations issued or promulgated thereunder, all as amended and in effect from time to time.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Cumulative Excess Cash Flow Amount” shall mean the aggregate amount equal to the sum of (i) the product of Excess Cash Flow from the Closing Date to the end of the fiscal year ended on December 31, 2014 and the ECF Percentage for such fiscal year and (ii) for each fiscal year thereafter, the product of Excess Cash Flow for such fiscal year and the ECF Percentage for such fiscal year, ending with the fiscal year most recently ended as of the date 90 days prior to the Revolving Loan Payoff Date.

“Current Assets” shall mean, as at any date of determination, the total assets of U.S. Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP at such time, excluding (i) cash and Permitted Investments and (ii) deferred income taxes.

“Current Liabilities” shall mean, at any time, the consolidated total liabilities of the U.S. Borrower and the Subsidiaries which may properly be classified as current liabilities in conformity with GAAP at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, and (b) outstanding Revolving Loans.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(h).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Account” shall mean a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including savings bank, savings and loan association, credit union or trust of the Loan Parties or as otherwise defined in the UCC.

“Disclosure Letter” shall mean the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time by the Borrowers with the written consent of the Administrative Agent (or as supplemented by the Borrowers pursuant to the terms of this Agreement), delivered by the Borrowers to the Administrative Agent.

“Disposition” shall mean with respect to any property, any sale, lease, sublease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 90 days following the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is 90 days following the Maturity Date.

“DMIH” shall mean DMIH Limited, a limited liability company organized under the laws of Ireland.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domains” shall mean Rightside Domains Europe Limited, a limited liability company organized under the laws of Ireland.

“Domestic Subsidiary” shall mean (a) any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, other than a Wholly Owned Subsidiary of the U.S. Borrower that (i) has no significant assets other than Equity Interests in controlled foreign corporations within the meaning of Section 957 of the Code and with respect to which the U.S. Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code and (ii) conducts no business other than holding such Equity Interests and (b) any Subsidiary that is treated as a disregarded entity under Treasury Regulations Section 301.7701-3 of a Subsidiary described in clause (a).

“ECF Percentage” shall mean fifty percent 50%.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that neither the Borrowers nor any Affiliate of the Borrowers shall be an Eligible Assignee.

“Employee Benefit Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which the U.S. Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute.

“eNom” shall mean eNom, Incorporated, a Nevada corporation.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, shares in the share capital of a company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is, or was within the last six preceding plan years, treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is, or was within the last six preceding plan years, treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the U.S. Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the U.S. Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the U.S. Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the U.S. Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the U.S. Borrower or any such Subsidiary could otherwise incur a material liability, (i) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability pursuant to Section 4063 or 4064 of ERISA, (j) the imposition of liability on the U.S. Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA or (k) the imposition of a Lien on the U.S. Borrower pursuant to Section 430(k) of the Code or ERISA.

“Euro” shall mean the single currency of the Participating Member States.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash” shall mean as of any date of determination, the excess, if any, of (a) the aggregate amount of Unrestricted Cash and Permitted Investments held by the U.S. Borrower and its Subsidiaries as of such date, over (b) the sum of (i) the aggregate amount of the then outstanding Revolving Loans as of such date and (ii) $15,000,000.  For the avoidance of doubt, “Excess Cash” shall not be less than zero.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrowers (or, in the case of the fiscal year ended December 31, 2014 (except as otherwise specified below), the portion thereof commencing on the Closing Date and ending on December 31, 2014), determined on a consolidated basis, the excess of:

(a) the sum, without duplication, of

(i) Consolidated EBITDA for such fiscal year (or portion thereof) and

(ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (provided, that for the fiscal year ending December 31, 2014, such decrease, if any, in Current Assets minus Current Liabilities shall be calculated for the period commencing on January 1, 2014 and ending on December 31, 2014, over

(b) the sum, without duplication, of

(i) federal, state, local and foreign income taxes paid in cash by the Borrowers and the Subsidiaries during such fiscal year (or portion thereof),

(ii) Consolidated Interest Expense for such fiscal year (or portion thereof) paid in cash,

(iii) capital expenditures, acquisitions permitted hereunder, Investments permitted hereunder, or Restricted Payments permitted hereunder, in each case, to the extent made in cash, except to the extent financed with the proceeds of Indebtedness, Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA,

(iv) permanent repayment of Indebtedness (other than voluntary prepayments and mandatory prepayments of the Term Loans under Section 2.10 and Section 2.11, respectively) made in cash by the Borrowers and the Subsidiaries during such fiscal year (or portion thereof), but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness,

(v) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (provided, that for the fiscal year ending December 31, 2014, such increase, if any, in Current Assets minus Current Liabilities shall be calculated for the period commencing on January 1, 2014 and ending on December 31, 2014, and

(vi) all other payments added back to Consolidated EBITDA (subject to the limitations set forth in the definition thereof) for such fiscal year (or period) to the extent paid in cash.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.18), U.S. federal withholding Taxes imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(d), except in each case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the

Borrowers with respect to such withholding Tax pursuant to Section 2.17 and (d) U.S. federal withholding Taxes imposed under FATCA.

“Facilities” shall mean any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrowers or any of their Subsidiaries.

“Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, as amended from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Power Act” shall mean the Federal Power Act of 1935, as amended from time to time.

“Fee Letter” shall mean that certain fee letter agreement entered into among the Borrowers and the Administrative Agent dated as of the Closing Date.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Tier Foreign Subsidiary” shall mean, at any date of determination, each Foreign Subsidiary in which any one or more of (a) a U.S. Borrower, (b) a U.S. domestic entity that is a Subsidiary that has no significant assets other than equity interests in CFCs and with respect to which a Borrower is a “United States shareholder,” within the meaning of Section 951(b) of the Code or (c) any Domestic Subsidiary of a U.S. Borrower owns directly more than 50%, in the aggregate, of the voting Equity Interests of such Foreign Subsidiary.

“Foreign Law Security Agreements” shall mean, those security documents evidencing the pledge of the assets of any Material Foreign Subsidiary.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the U.S. Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Documents” shall mean, collectively, in respect of the grant by any Loan Party to the Collateral Agent for the benefit of the Secured Parties of a Lien on certain of the Equity Interest of any First Tier Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion as is customary in the relevant jurisdiction delivered by local counsel in the foreign jurisdiction in which such First Tier Foreign Subsidiary is organized and addressing the effectiveness of the pledge and/or creation of a Lien by such Loan Party to the Collateral Agent for the benefit of the Secured Parties of the pledged Equity Interests of such First Tier Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the Organizational Documents of such First Tier Foreign Subsidiary required by the Collateral Agent to facilitate the pledge and/or creation of a Lien by such Loan Party to the Administrative Agent for the benefit of the Secured Parties of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Security Documents” shall mean, collectively, in respect of the grant by any Material Foreign Subsidiary to the Collateral Agent for the benefit of the Secured Parties of a Lien on the assets of any Material Foreign Subsidiary, any related Foreign Law Security Agreement, any related filings, an opinion as is customary in the relevant jurisdiction delivered by local counsel in the foreign jurisdiction in which such Material Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such Material Foreign Subsidiary to the Collateral Agent for the benefit of the Secured Parties of the assets of such Material Foreign Subsidiary, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Material Foreign Subsidiary in connection with such pledge, any amendments to the Organizational Documents of such Material Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Material Foreign Subsidiary to the Collateral Agent for the benefit of the Secured Parties of such assets, and any other agreements, documents, instruments, notices, filings or other items reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governing Body” shall mean the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body, board or commission.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“gTLDs” shall mean domain names, domain name portfolios and top-level domain names, including domain name suffixes, also known as generic Top Level Domains, approved by the Internet Corporation for Assigned Names and Numbers.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

provided, however, that the term “Guarantee” shall not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business.

“Guarantee (Non-U.S. Entities)” shall mean the Unconditional Guarantee (Non-U.S. Entities) to be executed and delivered by DMIH and each Subsidiary of a Borrower or other Subsidiary (other than any U.S. Loan Party) which has become a Guarantor of the Cayman Obligations pursuant thereto, substantially in the form of Exhibit F-2.

“Guarantors” shall mean the U.S. Guarantors and Cayman Guarantors, collectively.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hot Media” shall mean Hot Media, Inc., a Delaware corporation.

“ICANN” shall mean the Internet Corporation for Assigned Names and Numbers.

“ICC Termination Act” shall mean the ICC Termination Act of 1995, as amended from time to time.

“Immaterial Subsidiaries” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of U.S. Borrower and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the U.S. Borrower and its Subsidiaries on a consolidated basis as of such date.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any earn-out obligations, (d) [reserved], (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) accruals for payroll and other liabilities, including deferred compensation arrangements, accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person in respect of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit and (j) all obligations of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any derivative transaction be deemed “Indebtedness” for any purpose under Section 6.12 unless such obligations relate to a transaction that has been terminated.  The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm of national standing or any third party appraiser or recognized expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, provided that such firm or appraiser is not an Affiliate of the Borrowers.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States legal requirements, including the Bankruptcy Code.

“Installment” shall have the meaning assigned to such term in Section 2.09.

“Intellectual Property” shall mean all present and future:  (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Intellectual Property Security Agreement” shall mean any intellectual property security agreement entered into between a Loan Party and the Collateral Agent pursuant to the terms of the U.S. Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 5.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” shall mean a subordination and intercreditor agreement dated as of the date hereof among the Collateral Agent, the Revolving Loan Lender and the U.S. Borrower in form and substance reasonably acceptable to the Collateral Agent.

“Interest Payment Date” shall mean September 30, 2014 and on the last day of each fiscal quarter of the U.S. Borrower thereafter, provided if any such day is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and interest shall accrue for each day of such extension.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of its Subsidiaries is a party.

“Interstate Commerce Act” shall mean the Interstate Commerce Act of 1887, as amended from time to time.

“Investment” shall mean (i) any direct or indirect purchase or other acquisition by the Borrowers or any of their Subsidiaries of, or of a beneficial interest in, any stocks, bonds, notes, debentures or other obligations or securities of any other Person; (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iii) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i) and (ii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment and after giving effect to any return of capital, repayment or dividends or distributions in respect thereof received in cash with respect to such Investment.

“Investment Company Act of 1940” shall mean the Investment Company Act of 1940, as amended from time to time.

“Irish Law Charges” shall mean (a) the security deed (debenture) dated on or about the date hereof by and between the Collateral Agent and DMIH in respect of the assets of DMIH and (b) the security deed (debenture) dated on or about the date hereof by and between the Collateral Agent and Domains in respect of the assets of Domains.

“Irish Law Share Charges” shall mean (a) the security over shares deed dated on or about the date of this Agreement, entered into between the Collateral Agent and the U.S. Borrower in respect of 65% of the U.S. Borrower’s shares in DMIH; (b) the security over shares deed dated on or about the date of this Agreement, entered into between the Collateral Agent and the U.S. Borrower in respect of 100% of the U.S. Borrower’s shares in DMIH; and (c) the security over shares deed dated on or about the date of this Agreement, entered into between the Collateral Agent and DMIH in respect of 100% of DMIH’s shares in Domains.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Libor Rate” shall mean, for any date of determination, the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on Bloomberg as of approximately 11:00 a.m. (Local Time) on such date of determination; provided, that if such index ceases to exist or is no longer published or announced, then the term “Libor Rate” shall mean the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination, and if this latter index ceases to exist or is no longer published or announced, then the term “Libor Rate” shall mean the Prime Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination.  The Libor Rate shall be determined on any date of determination by the Administrative Agent.  The LIBOR Rate shall in no event be less than 0.5% per annum.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” shall mean an amount equal to the sum of (i) the amount of Unrestricted Cash and Permitted Investments of U.S. Borrower and its Subsidiaries in the aggregate and (ii) aggregate amount of unused Revolving Commitments available to be borrowed by any Loan Party (without duplication) as of the relevant date of determination.

“Loan Documents” shall mean this Agreement, the Security Documents, the Term Notes, the Intercreditor Agreement, the Related Documents and any other document or agreement executed in connection herewith or therewith; provided that, solely for purposes of Section 9.08(b), the Related Documents and any side letter between or among two or more Lenders shall not be a Loan Document.

“Loan Parties” shall mean the U.S. Loan Parties and Cayman Loan Parties.

“Local Time” shall mean Los Angeles time.

“Management Fee Recipient” shall have the meaning assigned to such term in the definition of “Management Fees”.

“Management Fees” shall mean any fees or other amounts (whether structured as a fee, an underwriting discount or otherwise) payable, directly or indirectly, to or for the benefit of any direct or indirect holder of Equity Interests of any Affiliate of any such holder of Equity Interests (each of the foregoing, a “Management Fee Recipient”) or in respect of management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities provided by or on behalf of any Management Fee Recipient to or for the benefit, directly or indirectly, of any of the Borrowers or the Borrowers’ Affiliates, whether payable, earned or otherwise provided for pursuant to a management agreement (howsoever denominated) or otherwise.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on and/or material adverse developments with respect to (i) the value of the Collateral, (ii) the enterprise value of the Borrowers or (b) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole; (c) a material impairment of the rights and remedies of either Agent or the Lenders under any Loan Document, or of the ability of the Borrowers, or the Guarantors taken as a whole, to perform their respective obligations under any Loan Document to which it is a party, or to which they are parties, as applicable; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Domestic Subsidiary” shall mean any Material Subsidiary which is also a Domestic Subsidiary.

“Material Foreign Subsidiary” shall mean any Material Subsidiary which is also a Foreign Subsidiary.

“Material Inbound License” shall mean an inbound license of any patent, patent application, trademark, trademark application, trade name, service mark, service mark application, copyrights or copyright applications (i) involving required payments in each case in excess of $500,000 by the Loan Parties over the life of such licenses or (ii) for which the failure to maintain could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers or any Subsidiary in an aggregate principal amount exceeding $2,500,000, including Indebtedness under the Revolving Loan Documents.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements to the extent that such agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty or counterparties thereof) that the Borrowers or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean August 6, 2019.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered with respect to Mortgaged Properties pursuant to Section 5.12, each in form and substance reasonably satisfactory to the Agents.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” shall mean the cash proceeds received by the Borrowers or any of their Subsidiaries in respect of an Asset Sale (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (a) actual and reasonable documented selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes, in each case paid or payable in connection with such sale), (b) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Asset Sale Proceeds) and (c) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset sold in such Asset Sale and that is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and other than Indebtedness hereunder).

“Net Insurance/Condemnation Proceeds” shall mean any cash payments or proceeds received by the Collateral Agent or by the Borrowers or any of their Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Borrowers or any of their Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by the Borrowers or any of their Subsidiaries in connection with the adjustment or settlement of any claims of the Borrowers or such Subsidiary in respect thereof.

“Net Securities Proceeds” shall mean the cash proceeds (net of reasonable underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of Indebtedness by the Borrowers or any of their Subsidiaries.

“New Proceeds” shall mean net cash proceeds of issuances of Equity Interests received by the U.S. Borrower on or after the Closing Date and promptly designated as “New Proceeds” in writing to the Administrative Agent following such receipt.  Any such cash proceeds so designated may only be utilized by the Borrowers and their Subsidiaries solely for the purposes permitted hereunder.  The aggregate amount of New Proceeds shall be reduced following the application of any such proceeds (or portion thereof).

“Notes” shall mean the Term Notes.

“Notice of Borrowing” shall have the meaning assigned to such term in Section 2.02(c).

“Obligations” shall mean the U.S. Obligations and the Cayman Obligations, collectively.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“OID” shall have the meaning assigned to such term in Section 2.21.

“Opco” shall mean Rightside Operating Co., a Delaware corporation.

“Organizational Documents” shall mean with respect to any Person, its charter, certificate, memorandum or articles of incorporation, bylaws, articles of organization, memorandum and articles of association, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(h).

“Participating Member State” shall mean any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Payment Office” shall mean the office of the Administrative Agent located at 2951 28th Street, Suite 1000, Santa Monica, California 90405 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investments” shall mean:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)                                  securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s

(f)                                   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition;

(g)                                  investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, at least 95% of whose assets are invested in investments of the type described in clauses (a) through (e) above, and are rated AAA by S&P and Aaa by Moody’s; and

(h)                                 equivalents to the foregoing investments in any foreign jurisdiction in which the U.S. Borrower or its Subsidiaries conduct business.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day.  If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registration Rights Agreement” shall mean the registration rights agreement among the U.S. Borrower and the Lenders as of the Closing Date in respect of Equity Interests issued upon the exercise of the Warrants, dated the date hereof, in form and substance acceptable to the Lenders.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Documents” shall mean, collectively, the Warrants, the Warrant Agreement and the Registration Rights Agreement.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Term Loans representing more than 50% of the sum of all Term Loans at such time.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer or any director of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrowers or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrowers or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrowers or any Subsidiary, and (iii) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Commitments” shall mean “Commitments” as defined in the Revolving Loan Agreement.

“Revolving Loan Agreement” shall mean that certain Credit Agreement dated as of August 1, 2014 by and among Silicon Valley Bank, the Borrowers and certain other Subsidiaries of the U.S. Borrowers party thereto.

“Revolving Loan Documents” shall mean the loan documents entered into in connection with the Revolving Loan Agreement as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Revolving Loan Lender” shall mean Silicon Valley Bank as the lender under the Revolving Loan Agreement.

“Revolving Loan Payoff Date” shall mean the date that any of the following first occurs: (i) the maturity date of the Revolving Loan Agreement (as in effect on the Closing Date), (ii) the termination of the Revolving Loan Agreement, (iii) the refinancing of the Revolving Loan Agreement and (iv) acceleration of Revolving Loans and the termination of Revolving Commitments.

“Revolving Loans” shall mean the loans made pursuant to the Revolving Loan Agreement.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Parties” shall have the meaning assigned to such term in the U.S. Guarantee and Collateral Agreement.

“Securities Account” is defined in the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Security Documents” shall mean the Mortgages, the U.S. Guarantee and Collateral Agreement, the Intercreditor Agreement, Control Agreements, the Intellectual Property Security Agreements, the Foreign Pledge Documents, the Foreign Security Documents, and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Spin-off” shall have the meaning assigned to such term in the recitals to the Agreement.

“Spin-off Agreement” shall mean that certain Separation and Distribution Agreement dated as of August 1, 2014, between Demand Media, Inc. and the U.S. Borrower.

“Spot Rate” means, for any currency, on any relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on such date; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” shall mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrowers or any of their Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the U.S. Borrower.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrowers or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrowers or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that for the avoidance of doubt, the following shall not be deemed to be a “Synthetic Purchase Agreement”:  (i) phantom stock or similar plan (including, any stock compensation plan or similar benefit plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers and their Subsidiaries (ii) any stock option or warrant agreement for the purchase of Equity Interests, (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) pursuant to delayed delivery contracts, accelerated stock repurchase agreements, forward contracts or other similar agreements and (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security.

“Tax Returns” shall mean (i) all returns, declarations, reports, schedules or information return or statement of, or with respect to, Taxes required to be filed with any Governmental Authority or depository and (ii) Form TD F 90-22.1.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” shall mean the U.S. Term Loans and the Cayman Term Loans, collectively.

“Term Loan Commitment” shall mean, collectively, the U.S. Term Loan Commitments and the Cayman Term Loan Commitments.

“Term Note” shall have the meaning assigned to such term in Section 2.04(d).

“Terrorism Order” shall have the meaning assigned to such term in Section 3.25.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrowers and the Subsidiaries at such time.

“Transaction Documents” shall mean the Spin-off Agreement and all material exhibits and schedules thereto and all agreements expressly contemplated thereby and the Loan Documents, in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” shall mean, collectively, (a) the transactions to occur pursuant to the Transaction Documents, including consummation of the Spin-off; (b) the execution and delivery of the Loan Documents and the borrowings hereunder; (c) the issuance of Warrants; and (c) the payment of related fees and expenses.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Unrestricted Cash and Permitted Investments” of any Person, shall mean cash or Permitted Investments of such Person, (a) that is not, and is not required to be, designated as “restricted” on the financial statements of such Person, (b) that is not contractually required, and has not been contractually committed by such Person, to be used for a specific purpose, (c) that is not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the Organizational Documents of such Person, (ii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests) preventing such cash or Permitted Investments, as applicable, from being applied to the payment of the Obligations (other than with respect to any restrictions under the Intercreditor Agreement or the Revolving Loan Agreement), (d) in which no Person (other than (i) the Collateral Agent, (ii) the Revolving Loan Lender or (iii) any holder of a Lien that is otherwise permitted pursuant to Section 6.02(xii)) has a Lien, (e) that is denominated in Dollars, Euros, or Sterling and (f) that is held in a Deposit Account or Securities Account, as applicable, in which the Collateral Agent has a valid and enforceable security interest and, with respect to Deposit Accounts and Securities Accounts maintained in the U.S., at any time after the date Control Agreements are required to be delivered under Section 4.02, are perfected by “control” (within the meaning of the applicable Uniform Commercial Code) (or the Revolving Loan Lender has “control” for both the Revolving Loan Lender and the Collateral Agent pursuant to the terms of the Intercreditor Agreement).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such other currency.

“U.S. Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, in the form of Exhibit F-1, among the U.S. Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“U.S. Guarantors” shall mean, collectively, on the Closing Date, each Domestic Subsidiary listed on Schedule 1.01(a), and thereafter each other Domestic Subsidiary that is or becomes a party to the U.S. Guarantee and Collateral Agreement or otherwise provides a Guarantee in respect of the U.S. Obligations.

“U.S. Loan Parties” shall mean the U.S. Borrower and the U.S. Guarantors.

“U.S. Obligations” shall mean all obligations of every nature of each U.S. Loan Party in respect of the principal, interest (including, without limitation, any interest accruing after the commencement of any bankruptcy case or insolvency proceeding involving a U.S. Party, whether or not such interest is an allowed claim in such case or proceeding) and premium on account of the U.S. Term Loan from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, and fees, expenses, indemnification or other amounts (other than principal, interest and premium in respect of the Cayman Term Loan) owed by the U.S. Loan Parties with respect to the U.S. Term Loans to Administrative Agent, Lenders or any of them under the Loan Documents.  For the avoidance of doubt, U.S. Borrower’s obligations under the Related Documents shall not be deemed to be U.S. Obligations.

“U.S. Term Loan” shall mean the term loan made by the Lenders to the U.S. Borrower pursuant to paragraph (a) of Section 2.02.

“U.S. Term Loan Commitments” with respect to each Lender, the commitment of such Lender to make U.S. Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its U.S. Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ U.S. Term Loan Commitments is $10,000,000.

“U.S. Guarantors” shall mean, on the Closing Date, each Domestic Subsidiary listed on Schedule 1.01(a), and thereafter each other Domestic Subsidiary that is or becomes a party to the U.S. Guarantee and Collateral Agreement or otherwise provides a Guarantee in respect of the Obligations.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(f)(ii)(B)(iii).

“Warrant Agreement” shall mean the agreement to purchase Equity Interests of U.S. Borrower dated the date hereof, executed by the U.S. Borrower in order to issue the Warrants in the form of Exhibit H.

“Warrants” shall mean the warrants, in the form of Exhibit G, issued by U.S. Borrower in favor of each Lender.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02.                                   Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.  All references herein to Schedules shall be deemed references to Schedules to the Disclosure Letter unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or any other documents shall mean such document as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited or restricted hereunder and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP and (y) if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant and the Administrative Agent consents in writing (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective and the Borrowers shall provide to the Administrative Agent and the Lenders the reconciliation statements provided for in Section 5.04, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders.

SECTION 1.03.                                   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted as an exception to, or would otherwise be within the limitations of, another covenants shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

SECTION 1.04.                                   Construction.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) no Lender has any fiduciary relationship with or duty to the Borrowers or any of their Subsidiaries arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lenders, on the one hand, and the Borrowers and their Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor in respect of the Indebtedness represented hereby.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

ARTICLE II

The Credits

SECTION 2.01.                                   Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a)                                 Each Lender with a U.S. Term Loan Commitment agrees, severally and not jointly, to make the U.S. Term Loans to the U.S. Borrower on the Closing Date in a principal amount equal to its U.S. Term Loan Commitment at a purchase price of 100.0% of par.

(b)                                 Each Lender with a Cayman Term Loan Commitment agrees, severally and not jointly, to make the Cayman Term Loans to the Cayman Borrower on the Closing Date in a principal amount equal to its Cayman Term Loan Commitment at a purchase price of 100.0% of par.

(c)                                  The U.S. Borrower may make only one borrowing of U.S. Term Loans.  The Cayman Borrower may make only one borrowing of Cayman Term Loans.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.                                   Loans; Notice of Borrowing.

(a)                                 The failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).

(b)                                 Each Lender shall make the Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Borrowers may designate not later than 1:00 p.m., Local Time.

(c)                                  The Borrowers shall give the Administrative Agent at least 1 Business Day’s prior notice of its request to incur Term Loans hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 p.m. Local Time on such day.  Such notice (the “Notice of Borrowing”) shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify: (i) the applicable Borrower, (ii) the aggregate principal amount of the Term Loan to be incurred and (iii) the date of such borrowing (which shall be (x) a Business Day and (y) the Closing Date).  The Administrative Agent shall promptly give each Lender, notice of such proposed borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(d)                                 Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from the Borrowers, prior to receipt of written confirmation.  In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

SECTION 2.03.                                   Disbursement of Funds.  No later than 1:00 P.M. (Local Time) on the Closing Date, each Lender will make available its pro rata portion (determined based upon its applicable Term Loan Commitment) of the borrowing requested to be made.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrowers at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the borrowing to be made on the Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Closing Date of borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective borrowing, as determined pursuant to Section 2.06.  Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.  This Section 2.03 is subject to Section 2.20.

SECTION 2.04.                                   Evidence of Debt; Repayment of Loans.

(a)                                 The U.S. Borrower hereby unconditionally promises to pay to each Lender the principal amount of each U.S. Term Loan of such Lender as provided in Section 2.09.  The Cayman Borrower hereby unconditionally promises to pay to each Lender the principal amount of each Cayman Term Loan of such Lender as provided in Section 2.09.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Term Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Term Loans in accordance with their terms.

(d)                                 The Borrowers’ obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Borrowers pursuant to Section 9.04(d) and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by (i) in the case of the U.S. Borrower in the form of Exhibit B-1 and (ii) in the case of the Cayman Borrower in the form of Exhibit B-2, in each case, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”).  To the extent of any conflict between the Register and the entries made in the accounts maintained pursuant to paragraph (b) above, the entries made in the Register shall control.

(e)                                  Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Term Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Term Loans (and all related Obligations) incurred by the Borrowers that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Loan Documents.  Any Lender that does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

SECTION 2.05.                                   Fees.

(a)                                 All fees payable by the Borrowers to the Administrative Agent or the Lenders shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Lenders, as applicable.  Once paid, no such fees shall be refundable under any circumstances or subject to any right of setoff, counterclaim or any similar right (each of which is hereby waived by the Borrowers).

SECTION 2.06.                                   Interest on Loans.

(a)                                 Subject to the provisions of Section 2.07, the Term Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the the sum of the Libor Rate plus 8.75% (or, to the extent the Administrative Agent shall have delivered a LIBOR Unavailability Notice to the Borrower and the Lenders pursuant to Section 2.12(e), the Alternate Base Rate plus 7.75% per annum).

(b)                                 Interest on each Term Loan shall be payable on the Interest Payment Dates except as otherwise provided in this Agreement.

SECTION 2.07.                                   Default Interest.  Upon the occurrence and during the continuation of (x) any Event of Default under clauses (a), (b), (g) and (h) of Section 7.01 or (y) any other Event of Default (in the case of this clause (y), following the request of the Required Lenders (it being understood that any default interest payable under this Section 2.07 may apply retroactively to the date on which the relevant Event of Default occurred)), the outstanding principal amount of all Term Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder (including to the extent permitted by applicable law, accrued and unpaid interest), shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at the rate otherwise applicable to a Term Loan pursuant to Section 2.06 plus 2.0% per annum.  Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 2.08.                                   Termination of Commitments.  The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.  Notwithstanding the foregoing, all the Term Loan Commitments shall automatically terminate at 5:00 p.m., Local Time, on August 6, 2014, if the Closing Date shall not have occurred by such time.

SECTION 2.09.                                   Repayment of Loans.

(a)                                 The principal amount of the Term Loans shall be repaid at par in consecutive quarterly installments (each, an “Installment”) on the last day of each calendar quarter (or if such day is not a Business Day, on the next preceding Business Day) commencing March 31, 2015 in an amount, per Installment, equal to (i) in the case of U.S. Term Loans, $125,000 and (ii) in the case of Cayman Term Loans, $250,000.

(b)                                 To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date (or, if such day is not a Business Day, on the next preceding Business Day) together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 2.10.                                   Optional Prepayment.

(a)                                 The Borrowers shall have the right at any time and from time to time to prepay any of the Term Loans, in whole or in part, at 100% of the principal amount so prepaid, plus the prepayment premium (expressed as percentages of principal amount) set forth below (the “Applicable Prepayment Premium”) determined for the prepayment date with respect to such principal amount, plus accrued and unpaid interest thereon, if any, to the applicable prepayment date (provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000):

If Prepaid:	Percentage

From and after the Closing Date but prior to the first anniversary of the Closing Date	4%

From and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date	2.5%

From and after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date	1%

Thereafter	0%

(b)                                 The Borrowers will give at least 10 Business Days’ prior written notice of each optional prepayment under this Section 2.10 to the Administrative Agent and the Lenders.  Each such notice shall specify the prepayment date, the aggregate principal amount of the Term Loans to be prepaid on such date, the principal amount of each Term Loan owned by such Lender to be prepaid (determined in accordance with Section 2.14), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Financial Officer of the Borrowers as to the estimated Applicable Prepayment Premium due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Such notice shall be irrevocable and shall commit the Borrowers to prepay the Term Loans by the amount stated therein on the date stated therein.  All prepayments under this Section 2.10 shall be subject to Section 2.13.  All prepayments under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.  Each prepayment pursuant to this Section 2.10 in respect of the Term Loans shall be (i) applied pro rata among the Term Loans and (ii) applied to prepay the outstanding principal amount of the Term Loans pro rata against the remaining Installments of principal due in respect of the Term Loans pursuant to Section 2.09.

SECTION 2.11.                                   Mandatory Prepayments.

(a)                                 Excess Cash Flow.  (i) On the Revolving Loan Payoff Date, the Borrowers shall be required to make a mandatory prepayment of the Obligations in an amount equal to the Cumulative Excess Cash Flow Amount and (ii) commencing with the fiscal year following the last fiscal year for which Excess Cash Flow is included in the calculation of Cumulative Excess Cash Flow, on or prior to the fifth Business Day following the earlier of (A) the date on which the annual audited financial statements for such fiscal year are delivered pursuant to Section 5.04(a) or (B) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.04(a), the Borrowers shall be required to make a mandatory prepayment of the Term Loans in an amount equal to product of the Excess Cash Flow for such fiscal year and the ECF Percentage for such fiscal year.  Each mandatory prepayment required to be made from Excess Cash Flow shall be reduced dollar-for-dollar by any voluntary prepayment made in accordance with Section 2.10 in the period as to which such Excess

Cash Flow payment has been calculated.  Each such prepayment shall be made in accordance with Section 2.11(g) and Section 2.11(h) and be accompanied by a certificate signed by the Borrowers’ chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated (including the deduction of any voluntary prepayments that reduce such Excess Cash Flow prepayment), which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Net Asset Sale Proceeds.  Not later than the tenth Business Day following the receipt of Net Asset Sale Proceeds by the Borrowers or any other Loan Party, the Borrowers shall either (1) apply an amount equal to 100% of the Net Asset Sale Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.11(g) and Section 2.11(h) or (2), so long as no Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination that have not been applied to repay the Term Loans do not exceed $500,000, deliver to the Administrative Agent a certificate of a Responsible Officer setting forth (x) the portion of such Net Asset Sale Proceeds that such Borrower or such Subsidiary intends to reinvest in long term productive assets of the general type used in the business of the Borrowers and their Subsidiaries within 180 days of such date of receipt (which may be extended by an additional 90 days if the a binding contract for the purchase of such assets has been entered into within the initial 90-day period) and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as the Administrative Agent may reasonably request, and the Borrowers shall, or shall cause one or more of their Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Commitments) to the full extent thereof.  In addition, the Borrowers shall, no later than 180 days (as extended pursuant to the parenthetical above if a binding contract has been entered into) after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Term Loans (and/or the Revolving Commitments shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds.  Notwithstanding anything to the contrary herein, the Borrowers’ obligation to prepay the Term Loans under this Section 2.11(b) shall be deemed satisfied to the extent that the amount that would otherwise be required to be used to prepay the Term Loans under this Section 2.11(b) is required to be applied and is in fact applied to prepay the Revolving Loans (with a permanent reduction of the Revolving Commitments) within the time period required by the terms of the Revolving Loan Agreement.

(c)                                  Net Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by the Collateral Agent or by the Borrowers or any of their respective Subsidiaries of any Net Insurance/Condemnation Proceeds in excess of $150,000 for any Casualty Event and in excess of $300,000 for all Casualty Events in any fiscal year of the Borrowers, the Borrowers shall prepay outstanding Term Loans in an aggregate amount equal to such excess; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall have the option, directly or through one or more of their Subsidiaries to invest such excess amount within 180 days of receipt thereof (which may be extended by an additional 90 days if the a binding contract for the purchase of such assets has been entered into within the initial 90-day period) (i) in long term productive assets of the general type used in the business of the Borrowers and their respective Subsidiaries or (ii) to repair, restore or replace the assets subject to the applicable Casualty Event; and provided, further, that, pending such reinvestment, such portion of the Net Insurance/Condemnation Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Commitments) to the full extent thereof.  In addition, the Borrowers shall, no later than 180 days (as extended pursuant to the parenthetical above if a binding contract has been entered into) after receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Term Loans (and/or the Revolving Commitments shall be permanently reduced) in the full amount of all such Net Insurance/Condemnation Proceeds.  Notwithstanding anything to the contrary herein, the Borrowers’ obligation to prepay the Term Loans under this Section 2.11(c) shall be deemed satisfied to the extent that the amount that would otherwise be required to be used to prepay the Term Loans under this Section 2.11(c) is required to be applied and is in fact applied to prepay the Revolving Loans (with a permanent reduction of the Revolving Commitments) within the time period required by the terms of the Revolving Loan Agreement.

(d)                                 [Reserved]

(e)                                  Issuance of Indebtedness.  On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of the Borrowers or any of their Subsidiaries after the Closing Date, other than Indebtedness permitted under Section 6.01) the Borrowers shall prepay the Term Loans in accordance with Section 2.11(g) and Section 2.11(h) in an aggregate amount equal to such Net Securities Proceeds.

(f)                                   [Reserved].

(g)                                  The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.11(i) a certificate signed by a Financial Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the principal amount of each Term Loan (or portion thereof) to be prepaid and the Applicable Prepayment Premium to be paid according to Section 2.11(h).  All prepayments of Term Loans under this Section 2.11 shall be subject to Section 2.11(g), Section 2.11(h), Section 2.11(i) and Section 2.13 and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(h)                                 Notwithstanding anything to the contrary herein, any Lender may elect, by notice to the Borrowers prior to any prepayment of Term Loans required to be made by the Borrowers pursuant to paragraph (b), (c) or (e) of this Section 2.11, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”).  Any Declined Proceeds shall be offered on a pro rata basis to the Lenders not so declining such prepayment.  To the extent such non-declining Lenders elect to decline their pro rata shares of such Declined Proceeds, such Declined Proceeds may be retained by the Borrowers.

(i)                                     With respect to any prepayment of Term Loans required to be made by the Borrowers pursuant to paragraph (b) or (e) of this Section 2.11 or pursuant to Article VII, the Borrowers shall pay the Applicable Prepayment Premium determined for the prepayment date with respect to such principal amount paid, plus accrued and unpaid interest thereon, if any, and in accordance with Section 2.11(g). No Applicable Prepayment Premium shall be payable with respect to prepayment of Term Loans required to be made by the Borrowers pursuant to paragraph (b) or (c) of this Section 2.11.

(j)                                    Each amount required to be applied pursuant to paragraph (a), (b), (c) or (e) of this Section 2.11 shall be (i) applied pro rata among the Term Loans and (ii) applied to prepay the outstanding principal amount of the Term Loans in inverse order of maturity against the remaining Installments of principal due in respect of the Term Loans pursuant to Section 2.09.

(k)                                 Notwithstanding anything to the contrary in the foregoing, to the extent that any amounts required to prepay the Term Loans were generated by a Cayman Loan Party (other than a U.S. Loan Party), any such amounts shall be applied only to the repayment of the Cayman Term Loan.

SECTION 2.12.                                   Reserve Requirements; Change in Circumstances.

(a)                                 Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender any other condition affecting this Agreement or Term Loans made by such Lender; or

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments of such Lender or the Term Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)                                 Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) of this Section 2.12 with respect to increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  The protection of this Section 2.12(d) shall be available to each Lender and regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e)                                  Notwithstanding anything to the contrary, in the event that the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Term Loans are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining loans at the three-month London Interbank Offered Rate, or that reasonable means do not exist for ascertaining the Libor Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders (a “LIBOR Unavailability Notice”).  In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, interest on the Term Loans shall accrue by reference to the Alternate Base Rate.  Each determination by the Administrative Agent under this Section 2.12(e) shall be conclusive absent manifest error.

SECTION 2.13.                                   Indemnity.  The Borrowers shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default in the making of any payment or prepayment required to be made hereunder.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.14.                                   Pro Rata Treatment.  Except as otherwise provided in this Agreement the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.  This Section 2.14 is subject to Section 2.20.

SECTION 2.15.                                   Ratable Sharing.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (but excluding any sale or participation of its Term Loans to a Person other than the Borrowers or an Affiliate thereof, which shall be included), obtain payment (voluntary or involuntary) in respect of any principal of or interest on any Term Loan as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall (a) notify the Administrative Agent of such fact and (b) be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim or other event with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrowers in the amount of such participation.

SECTION 2.16.                                   Payments.

(a)                                 The Borrowers shall make each payment (including principal of or interest on any Term Loan or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), Local Time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Subject to Section 2.20, each such payment shall be made to the Administrative Agent for distribution to the Lenders or other appropriate Person.  Each such payment that is payable to a Lender shall be paid directly to such Lender at the office identified on Schedule 2.01 for such Lender or as otherwise directed by such Lender in writing from time to time, and each such payment that is payable to the Administrative Agent or the Collateral Agent shall be paid directly to the Administrative Agent or Collateral Agent, as applicable, at their respective offices identified on Schedule 2.01 or as otherwise directed by the Administrative Agent or Collateral Agent, as applicable, in writing from time to time.  This Section 2.16 is subject to Section 2.19.

(b)                                 Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Term Loan or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.17.                                   Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 The Borrowers shall, or shall cause each of the Loan Parties to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  The U.S. Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient with respect to U.S. Obligations or required to be withheld or deducted from a payment to such Recipient with respect to U.S. Obligations and any reasonable expenses arising therefrom or with respect thereto and the Cayman Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient with respect to Cayman Obligations or required to be withheld or deducted from a payment to such Recipient with respect to Cayman Obligations and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Administrative Agent has not already been indemnified by any of the Loan Parties for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                                  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrowers shall, or shall cause the relevant Loan Party to, deliver to the Administrative Agent or the applicable Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the applicable Lender, as the case may be.

(f)                                   (i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable law, or reasonably requested by the applicable Withholding Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                  Without limiting the generality of the foregoing, any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii)                                  executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(iv)                              to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(v)                                 executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)                                  If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.

(h)                                 Nothing contained in this Section 2.17 shall require any Lender (or any transferee or assignee) or either Agent to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.

SECTION 2.18.                                   Assignment of Loans Under Certain Circumstances; Duty to Mitigate.

(a)                                 In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12, (ii) a Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, and, in the case of clause (i) or (ii), such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(b), the Borrowers, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, may require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.17) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and

(z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Section 2.12 and Section 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.12 or the amounts paid pursuant to Section 2.17, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.17, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) of this Section 2.18), or if such Lender shall waive its right to claim further compensation under Section 2.12 in respect of such circumstances or event or shall waive its right to further payments under Section 2.17 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.18.

(b)                                 If (i) any Lender shall request compensation under Section 2.12 or (ii) the Borrowers are required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrowers) use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) to assign (at the request of the Borrowers) its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 or would reduce amounts payable pursuant to Section 2.17, as the case may be, in the future.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.19.                                   [Reserved]

SECTION 2.20.                                   Obsidian Agency Services as Administrative Agent.  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Obsidian Agency Services, Inc. serves as the Administrative Agent hereunder, (a) the Lenders shall directly fund the Term Loans to the Borrowers, (b) each Lender shall provide wire instructions to the Borrowers with respect to payments to be received from the Borrowers hereunder and the Borrowers shall directly make any payments required or permitted hereunder to the Lenders and (c) neither the Lenders nor the Borrowers shall remit any funds to the Administrative Agent to forward to another party hereunder.

SECTION 2.21.                                   Original Issue Discount.  The Borrowers and each of the Lenders agree, and the Borrowers shall cause the other Loan Parties to agree, (i) that the Term Loans are debt for U.S. federal income tax purposes, (ii) that the Term Loans are issued with original issue discount (“OID”) on account of the Warrants, (iii) that the Term Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iv) not to file any Tax Return, report or declaration inconsistent with the foregoing, and (v) any such OID shall constitute principal for all purposes under this Agreement.  The inclusion of this Section 2.21 is not an admission by any Lender that it is subject to United States taxation.

SECTION 2.22.                                   Investment Unit.  In connection with the Term Loans, each of the Lenders is receiving a Warrant on the Closing Date.  The Term Loans and Warrants are considered to be the issuance of an “investment unit” under Section 1273(c)(2) of the Code, and the parties agree that the aggregate fair market value of the Warrants shall be, for purposes of the investment unit allocation rules under Section 1273(c)(2) of the Code, such amount as separately agreed to among the Borrowers and the Administrative Agent.  The Borrowers and each of the Lenders agree, and the Borrowers shall cause the other Loan Parties to agree, to report in a manner that is consistent with this allocation for all tax purposes.

SECTION 2.23.                                   Special Provisions Relating to Collateral.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, (i) no Cayman Loan Party (other than a U.S. Loan Party) shall be liable for any U.S. Obligations, (ii) no security interest granted by any Cayman Loan Party (other than a U.S. Loan Party) under any of the Loan Documents shall secure any U.S. Obligations, and (iii) all amounts received by any Agent or any Lender on account of the Cayman Obligations from any Cayman Loan Party (other than a U.S. Loan Party) shall be applied or credited solely to the Cayman Obligations.

ARTICLE III

Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrowers represent and warrant to the Administrative Agent, the Collateral Agent and each of the Lenders that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

SECTION 3.01.                                   Organization; Powers.  Each of the Loan Parties (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 3.02.                                   Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, including, where applicable, board and, if required, stockholder or shareholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) any provision of the Organizational Documents of the Borrowers or any Subsidiary, (C) any order of any Governmental Authority or (D) any provision of any material Contractual Obligation of the Borrowers or any Subsidiary, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such Contractual Obligation, (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrowers or any Subsidiary (other than any Lien created hereunder or under the Security Documents or under the Revolving Loan Documents), or (iv) require any approval of holders of Equity Interests of the Borrowers or any of their respective Subsidiaries or any approval or consent of any Person under any Contractual Obligation of the Borrowers or any of their respective Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Lenders.

SECTION 3.03.                                   Enforceability.  This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.                                   Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05.                                   Financial Statements.

(a)                                 The U.S. Borrower has heretofore furnished to the Lenders (i) GAAP audited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal years ended on December 31, 2013 and December 31, 2012, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants and (ii) GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for (A) each subsequent fiscal quarter ended 45 days before the Closing Date and (B) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 30 days before the Closing Date and, in each case, certified by the chief financial officer of the U.S. Borrower.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the U.S. Borrower and its Subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the U.S. Borrower and its Subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to normal and audit year-end audit adjustments and the absence of footnotes.

(b)                                 The U.S. Borrower has heretofore furnished to the Lenders unaudited pro forma consolidated balance sheets and related pro forma consolidated statements of income and cash flows of the U.S. Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, in each case prepared after giving effect to the Transactions as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).  Such pro forma financial statements have been prepared in good faith by the U.S. Borrower, based on assumptions believed by the U.S. Borrower on the date hereof and on the Closing Date to be reasonable, are based on the best information available to the U.S. Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the U.S. Borrower as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be, and such financial statements are based on actual results of the U.S. Borrower and its Subsidiaries, without giving effect to projected synergies or cost savings.  All such adjustments shall be set forth in a reasonably detailed certificate of a Responsible Officer of the U.S. Borrower.

SECTION 3.06.                                   Title to Properties; Possession Under Leases.

(a)                                 Each of the Loan Parties has good and marketable title to, or valid leasehold interests in, all its properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)                                 Each of the Loan Parties has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, except to the extent non-compliance could not reasonably be expected to result in a Material Adverse Effect.  Each of the Loan Parties enjoys peaceful and undisturbed possession under all such leases, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  As of the Closing Date, none of the Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)                                 As of the Closing Date, none of the Loan Parties is obligated under any right of first refusal, option or other contractual right to Dispose of any Mortgaged Property or any interest therein.

(e)                                  There are no pending or, to the best of the knowledge of the Loan Parties, after reasonable investigation, threatened (in writing) proceedings or litigation, nor any presented claims that could reasonably be expected to result in a Material Adverse Effect on the Intellectual Property held by any Loan Party or any of its Subsidiaries, and, to the best of the knowledge of the Loan Parties, after reasonable investigation, no Person is infringing, misusing, violating or breaching such Intellectual Property in a manner that could reasonably be expected to result in a Material Adverse Effect.  Each Loan Party and its Subsidiaries owns or has a valid license to all material Intellectual Property necessary to operate their business as currently conducted.  Neither any Loan Party nor any of its Subsidiaries has received written notice of any claim of infringement, misuse, violation or breach by such Loan Party or any of its Subsidiaries of any Intellectual Property owned or controlled by another Person that could reasonably be expected to result in a Material Adverse Effect.  Neither any Loan Party nor any of its Subsidiaries are infringing, misusing, violating or breaching any Intellectual Property owned or controlled by any other Person in a manner that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.                                   Subsidiaries.

(a)                                 Schedule 3.07 sets forth as of the Closing Date a list of all Subsidiaries of the Borrowers and the percentage ownership interest of the Borrowers and their Subsidiaries.

(b)                                 As of the Closing Date, the authorized capital stock of the U.S. Borrower consists of 100,000,000 common shares, 18,412,985 of which are issued and outstanding, and 20,000,000 preferred shares.  Except as set forth in Schedule 3.07(b), neither U.S. Borrower nor any of its Subsidiaries has and is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreement of any character calling for the purchase or issuance of any Equity Interests of such Person or any securities representing the right to purchase or otherwise receive any Equity Interests of such Person.

(c)                                  As of the Closing Date, except as set forth on Schedule 3.07, each Subsidiary of the Borrowers is a Wholly Owned Subsidiary, and all of the issued and outstanding Equity Interests of Subsidiaries of each Loan Parties constituting Collateral are legally and beneficially owned and Controlled directly by such Loan Party, free and clear of any Liens, rights, options, warrants or similar agreements or understandings, other than Liens in favor of the Collateral Agent created pursuant to the Security Documents and Liens in favor of the Revolving Loan Lender (subject to the Intercreditor Agreement).

(d)                                 [Reserved]

(e)                                  All the outstanding shares of Equity Interests of U.S. Borrower are duly authorized, validly issued, fully paid, nonassessable and have been issued in compliance with applicable law.  The Warrants and Warrant Shares (as defined in the Warrant Agreement), upon issuance and payment therefor in accordance with the terms of the Warrant Agreement and the Warrants, as applicable, will be duly authorized, validly issued, fully paid and nonassessable.  The Warrant Shares (as defined in the Warrant Agreement) have been duly and validly reserved for issuance on the exercise of the Warrants.  As of the Closing Date, none of the shares of the Equity Interests of the U.S. Borrower are held in the U.S. Borrower’s treasury.  The U.S. Borrower has duly reserved a sufficient number of shares of Warrant Shares (as defined in the Warrant Agreement) for issuance upon exercise of the Warrants and other outstanding warrants at the initial exercise rate thereof.  As of the Closing Date, no Equity Interest of the U.S. Borrower is entitled to cumulative voting rights, preemptive rights, anti-dilution rights or so-called registration rights under the Securities Act, except as otherwise provided in Registration Rights Agreement.

(f)                                   Set forth on Schedule 3.07(f) (as may be updated from time to time pursuant to Section 5.04(f)) is a full list of the Immaterial Subsidiaries and their respective jurisdiction of organization. None of the Immaterial Subsidiaries (a) had, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended and as to which financial statements have been delivered pursuant to Section 5.04, assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of U.S. Borrower and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the U.S. Borrower most recently ended and as to which financial statements have been delivered pursuant to Section 5.04, had assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the U.S. Borrower and its Subsidiaries on a consolidated basis as of such date, except to the extent any such Immaterial Subsidiary has become a “Loan Party” since such date (and the Loan Parties shall have complied with the applicable requirements of Section 5.12 with respect to such Immaterial Subsidiary).

SECTION 3.08.                                   Litigation; Compliance with Laws.

(a)                                 There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened against or affecting any of the Loan Parties, any of their respective Subsidiaries or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 None of the Loan Parties, any of their respective Subsidiaries or any material properties or assets of any such Person is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

(d)                                 None of the Loan Parties or their respective Subsidiaries is or has been, in any material respect, in conflict or default with respect to or in violation of any applicable laws, regulations, orders or judgments.  Each Loan Party and each of its Subsidiaries have timely filed with the appropriate authorities all federal and other material Tax Returns and other material filings required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and all federal and other material Taxes that are due prior to the Closing Date have been duly paid.

SECTION 3.09.                                   Contractual Obligations.

(a)                                 None of the Loan Parties or their respective Subsidiaries is a party to any Contractual Obligation or subject to any organizational restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                 None of the Loan Parties or their respective Subsidiaries is or has been in any material respect in default under or in violation of the performance of any of its obligations under any material Contractual Obligation, and, to the knowledge of the Loan Parties, no other party thereto is in default under or in violation of the performance of any of its obligations under any such material Contractual Obligation, in each case in a manner that could reasonably be expected to result in a Material Adverse Effect.

(c)                                  None of the Loan Parties or their respective Subsidiaries is a party or subject to any Contractual Obligation pursuant to which any Loan Party is required to pay any Management Fees.

SECTION 3.10.                                   Federal Reserve Regulations.

(a)                                 None of the Loan Parties or their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.11.                                   Government Regulation.  None of the Loan Parties or their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.  None of the Loan Parties or their respective Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or under any other federal or state statute or regulation that may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12.                                   Use of Proceeds.  The Borrowers will use the proceeds of the Term Loans only for the purposes specified in Section 5.08.

SECTION 3.13.                                   Tax Returns; Passive Foreign Investment Company; Controlled Foreign Corporation.

(a)                                 Each of the Loan Parties and each of their respective Subsidiaries have filed or caused to be filed all Federal, material state, material local and material foreign Tax Returns required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Subsidiary shall have set aside on its financial statements adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested Tax and the imposition or enforcement of any Lien.

(b)                                 Neither the Borrowers nor any of their Subsidiaries ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Transaction Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) except as set forth on Schedule 3.13(b), a CFC.

SECTION 3.14.                                   No Material Misstatements.

(a)                                 Except with respect to the Closing Date Projections, the information that the Loan Parties have provided, directly or indirectly, to the Administrative Agent, taken together with the U.S. Borrower’s filings with the Securities and Exchange Commission, is not misleading and does not contain any material misstatement of fact or omit to state any material fact that (i) is necessary to make the statements therein, in the light of the circumstances under which they were, not misleading as of the date such information is dated or certified, or (ii) could reasonably be expected to have a material negative effect on the business, assets or valuation of the Loan Parties and their Subsidiaries, taken as a whole.

(b)                                 The Closing Date Projections have been diligently prepared on a basis consistent with the financial statements delivered to the Lenders and the Administrative Agent pursuant to Section 3.05, and are based on good faith estimates and assumptions believed by management of the Borrowers to be reasonable as of the date of the Closing Date Projections, and there are no statements or conclusions in any of the Closing Date Projections that are based upon or include information known to any Loan Party or any of its Subsidiaries to be misleading in any material respect on the Closing Date or which fail on the Closing Date to take into account material information regarding the matters reported therein.  On the Closing Date, the Borrowers believe that the Closing Date Projections are reasonable, it being recognized by the Lenders and the Administrative Agent, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Closing Date Projections may differ from the projected results and such differences may be material.

SECTION 3.15.                                   Employee Benefit Plans.

(a)                                 Each Employee Benefit Plan of the Borrowers and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrowers or any of their ERISA Affiliates.  The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $200,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $200,000 the fair market value of the assets of all such underfunded Plans.  There are no pending or threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any Person as fiduciary or sponsor of any such Employee Benefit Plan.  There are no pending or threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any Person as fiduciary or sponsor of any such Employee Benefit Plan.

(b)                                 With respect to each employee benefit scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits (each, a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary or Affiliate of the Loan Parties that is not subject to United States law providing for post-employment benefits (each, a “Foreign Plan”):  (i) all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the liability of the Loan Parties or any Subsidiary or Affiliate of the Loan Parties with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Loan Party or such Subsidiary or Affiliate, as the case may be; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.16.                                   Environmental Matters.

(a)                                 Except as set forth in Schedule 3.16, and except for matters that could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or their respective Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)                                 Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.16 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.17.                                   Insurance.  Schedule 3.17 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties or their respective Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.  The Loan Parties and their respective Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.18.                                   Security Documents.

(a)                                 The U.S. Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof.  In the case of the pledged Equity Interests described in the U.S. Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such pledged Equity Interests are delivered to the Collateral Agent (or, if the Revolving Credit Agreement is outstanding, the Revolving Loan Lender as bailee for the Secured Parties pursuant to the Intercreditor Agreement), and in the case of the other Collateral constituting personal property described in the U.S. Guarantee and Collateral Agreement that can be perfected by the filing of a financing statement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Collateral

Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).  As of the Closing Date, none of the Borrowers or any Guarantor that is a limited liability company or partnership has any Equity Interest that is a Certificated Security.

(b)                                 Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except the Revolving Loan Lender and as noted in the relevant title reports).

(c)                                  Each of the Cayman Law Share Charge and Cayman Law Charge is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first (or, if the Revolving Loan Agreement is outstanding, second) priority Lien on the Collateral described therein and proceeds thereof.

SECTION 3.19.                                   Location of Real Property and Leased Premises.

(a)                                 Schedule 3.19(a) lists completely and correctly as of the Closing Date all real property owned by the Borrowers and the Subsidiaries and the addresses thereof.  As of the Closing Date, the Borrowers and the Subsidiaries own in fee all the real property set forth on Schedule 3.19(a).

(b)                                 Schedule 3.19(b) lists completely and correctly as of the Closing Date all real property leased by the Borrowers and the Subsidiaries and the addresses thereof.  As of the Closing Date, the Borrowers and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.19(b).

SECTION 3.20.                                   Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any of the Loan Parties or their respective Subsidiaries pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters in any manner that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  All payments due from any of the Loan Parties and their respective Subsidiaries, or for which any claim may be made against any of the Loan Parties or their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties or their respective Subsidiaries.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties and their respective Subsidiaries is bound.

SECTION 3.21.                                   Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Term Loans and after giving effect to the application of the proceeds of the Term Loans, (a) the fair value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties and their Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become due, absolute and matured; (c) the Loan Parties and their Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties and their Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  Such foregoing determination has been made by the chief executive officer and chief financial officer, if any, of the Borrowers after having conducted a diligent inquiry on a good faith basis, is based on such officers’ actual knowledge and such officers have not conveyed any information to the contrary to any other Person at any time on or prior to the date that this representation and warranty is being made or deemed made.

SECTION 3.22.                                   Transaction Documents; Revolving Loan Documents.

As of the Closing Date:

(a)                                 The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Spin-off Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto).  No Loan Party or, to the knowledge of the Borrowers, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.  The Spin-off was consummated in accordance with all applicable laws.  All representations and warranties set forth in the Spin-off Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

(b)                                 The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Revolving Loan Documents (including all schedules, exhibits, amendments, supplements and modifications thereto).  No Loan Party or, to the knowledge of the Borrowers, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.  The Revolving Loan Documents complies in all material respects with all applicable laws.  All representations and warranties set forth in the Revolving Loan Documents made by the Loan Parties were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.23.                                   Sanctioned Persons.  None of the Loan Parties and their respective Subsidiaries nor, to the knowledge of the Borrowers, any director, officer, agent, employee or Affiliate of any of the Loan Parties and their respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); the Borrowers and their respective Subsidiaries will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC; except, in each case under this Section 3.23, as set forth on Schedule 3.25 with respect to prior activities only (which matters set forth on such Schedule could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.24.                                   Financial Advisors.  Except as set forth in Schedule 3.24, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from any Loan Party with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby, and the Borrowers hereby indemnify the Lenders and the Administrative Agent against, and agrees that it will hold the Lenders and the Administrative Agent harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

SECTION 3.25.                                   Foreign Assets Control Regulations, Etc.

(a)                                 Neither the borrowing of the Term Loans by the Borrowers hereunder nor their use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).  No part of the proceeds from the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)                                 No Loan Party or its Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) except as set forth on Schedule 3.25 with respect to prior engagements only (which matters set forth on such Schedule could not reasonably be expected to have a Material Adverse Effect), engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

(c)                                  Each of the Loan Parties and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) and the other laws and regulations referenced in paragraph (a) above.

SECTION 3.26.                                   Representations and Warranties.  The representations and warranties of each Guarantor contained in the Loan Documents to which it is a party are true and correct as the date made or deemed made (after giving effect to any materiality standards set forth therein).

SECTION 3.27.                                   Deposit Accounts; Securities Accounts.  Set forth on Schedule 3.27 is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) the relevant Loan Party or Loan Parties.

SECTION 3.28.                                   Loans to Officers and Directors.  There are no outstanding loans made by the Borrowers or any of their Subsidiaries to any of their officers, directors or shareholders (directly or indirectly) or any of such Persons’ Affiliates (excluding the Borrowers and any of their Subsidiaries and excluding any advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, in each case, to the extent permitted hereunder).

SECTION 3.29.                                   [Reserved]

SECTION 3.30.                                   Accounts and Notes Receivable; Accounts and Notes Payable.

(a)                                 All the accounts receivable and notes receivable owing to the Borrowers or any of their Subsidiaries as of the Closing Date constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, consistent with past practice, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof except those arising in the ordinary course of business and which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                                 All accounts payable and notes payable by the Borrowers or any of their Subsidiaries to third parties as of the Closing Date arise from bona fide transactions in the ordinary course of business, consistent with past practice and, except as set forth on Schedule 3.30(b), there is no such account payable or note payable delinquent in its payment, except those contested in good faith or payments made consistent with prior practice and which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.31.                                   Internal Controls.  The Borrowers and their Subsidiaries maintain a system of internal control over financial reporting.  Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

SECTION 3.32.                                   Intellectual Property; Copyright Matters.

(a)                                 Except as set forth on Schedule 3.32(a) or as thereafter otherwise disclosed in writing to the Administrative Agent by the Borrowers as required by Section 5.04(e), no Loan Party (A) owns any registered patents, patent applications, registered trademarks, trademark applications, registered trade names, registered service marks, service mark applications, registered copyrights or copyright applications, licenses or (B) Material Inbound Licenses.  Each Loan Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property necessary for or material to the conduct of such Loan Party’s businesses, except (solely with respect to any occasion on which this representation and warranty is made or deemed made after the Closing Date) to the extent that the failure to so own or be entitled to use could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  All items listed on Schedule 3.32(a) and the further items disclosed pursuant to Section 5.04(e) are and, at all times (except to the extent no longer deemed necessary for or material to the conduct of the business of the Loan Parties in the good faith business judgment of the Loan Parties) will be:  (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part; and (b) valid, in full force and effect and not in known conflict with the rights of any Person, in each case except (solely with respect to any occasion on which this representation and warranty is made or deemed made after the Closing Date) as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  Each Loan Party has made all filings and recordings such Loan Party deems necessary in the exercise of reasonable and prudent business judgment to protect its interest in the Intellectual Property of such Loan Party necessary for or material to the conduct of such Loan Party’s businesses in the United States Patent and Trademark Office, and the Copyright Office and in corresponding offices throughout the world, as appropriate, in each case except (solely with respect to any occasion on which this representation and warranty is made or deemed made after the Closing Date) as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  Except for not making filings or recordings in its exercise of such judgment, each Loan Party has performed all acts and has paid all required fees and taxes to maintain each and every item of the Intellectual Property of such Loan Party in full force and effect, except such items of Intellectual Property as are no longer deemed necessary for or material to the conduct of the businesses of the Loan Parties in the reasonable business judgment of the Loan Parties and except (solely with respect to any occasion on which this representation and warranty is made or deemed made after the Closing Date) as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  There are no pending or, to the knowledge of the Loan Parties, threatened in writing (including by email or other electronic means) applications, proceedings or litigation, nor any presented claims which could reasonably be expected to materially and adversely affect any Intellectual Property of any Loan Party or any of its Subsidiaries necessary for or material to the conduct of such Loan Party’s or such Subsidiaries’

businesses, and, to the knowledge of the Loan Parties, no Person is infringing, misusing, violating or breaching such Intellectual Property in any material respect.  Neither any Loan Party nor any of its Subsidiaries has received written notice of any claim of infringement, misuse, violation or breach by such Loan Party or any of its Subsidiaries of any Intellectual Property owned or controlled by another Person which infringement, misuse, violation or breach could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.  No Loan Party is in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute, or result in a conflict, breach, default or event of default under, any of the foregoing that reasonably could be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 Each Loan Party (a) has duly and timely filed all reports and other filings which are required to be filed under the Copyright Act, the non-filing of which could reasonably be expected to have a Material Adverse Effect, and (b) is in compliance in all material respects with the Copyright Act.  All information provided by or on behalf of any Loan Party in any material filing with the Copyright Office was, at the time of filing, true, complete and correct in all material respects when made, and the Copyright Office has been notified of any substantial or significant changes in such information as may be required by the Copyright Act.

SECTION 3.33.                                   Change of Control Provisions.  As of the Closing Date, no inbound license or agreement (other than as set forth on Schedule 3.33, the Revolving Loan Agreement and registry agreements with ICANN (and other agreements entered into in connection therewith)), the termination, expiration or suspension of which could reasonably be expected to result in a Material Adverse Effect entered into by or binding upon the Borrowers or any of their Subsidiaries, contains any “change of control” provision, howsoever denominated, or any other provision the inclusion of which in such agreement would automatically, or at the option of any party thereto, result in (i) the termination of or right to terminate such agreement, (ii) the suspension of or right to suspend any obligations of any parties thereto, or (iii) any change in the rights, duties or obligations of any party thereto (in the case of each of clause (i), clause (ii) or clause (iii), whether immediately or upon the passage of time or otherwise).

ARTICLE IV

Conditions of Lending

SECTION 4.01.                                   Conditions Precedent to Closing.

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions on the Closing Date:

(a)                                 Loan Party Documents.  The Administrative Agent shall have received the following from or with respect to each Loan Party:

(i)                                     Except to the extent such Loan Party is organized or incorporated in a jurisdiction where the applicable Governmental Authority does not provide such certificates, a copy of the certificate or articles of incorporation or other such Organizational Documents, including all amendments thereto, certified as of a recent date by either the Secretary of State of the state of its organization or such Governmental Authority, and a certificate certifying that, where applicable, such Loan Party has paid all franchise Taxes due and payable on or prior to the date of such certificate and such Loan Party is duly organized and in good standing (which may, where applicable, be satisfied by means of a separate certificate), under the laws of such jurisdiction;

(ii)                                  A certificate of the Secretary or a director of each Loan Party dated the Closing Date and certifying (A) that attached thereto are true and complete copies of the Organizational Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Governing Body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents and the Transaction Documents, to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organizational Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or certification of the relevant Governmental Authority furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each director or officer executing any Loan Documents or any other document delivered in connection herewith on behalf of such Loan Party including the Transaction Documents;

(iii)                               a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above;

(iv)                              executed originals of the Loan Documents to which such Person is a party;

(v)                                 executed copies of the Related Documents;

(vi)                              the Collateral Information Certificate of each Loan Party, executed by a Responsible Officer of the U.S. Borrower; and

(vii)                           such other documents as the Lenders or the Administrative Agent may reasonably request.

(b)                                 Fees.  The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(c)                                  Corporate and Capital Structure.  The capitalization, structure and equity ownership of the Borrowers and their Subsidiaries shall be as set forth in Schedule 3.07.

(d)                                 Financial Statements; Pro Forma Financial Statements.  The Lenders shall have received the financial statements, pro forma financial statements, and audit opinion referred to in Section 3.05.

(e)                                  Closing Date Projections.  The Lenders and the Administrative Agent shall have received the forecasted financial statements of the Borrowers and their Subsidiaries, consisting of balance sheets, income statements and cash flow statements for the Borrowers and their Subsidiaries giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, dated July 18, 2014 (the “Closing Date Projections”), in form and substance satisfactory to the Lenders and the Administrative Agent, together with an officers’ certificate from the U.S. Borrower’s chief executive officer and chief financial officer regarding the Closing Date Projections containing the certifications set forth in Section 3.14(b).

(f)                                   Solvency Assurances.  The Administrative Agent shall have received an officers’ certificate from the chief executive officer and chief financial officer of the U.S. Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Term Loans and after giving effect to the application of the proceeds of the Term Loans, (a) the fair value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties and their Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties and their Subsidiaries, taken as a whole, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties and their Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.  Such chief executive officer and chief financial officer shall certify that the foregoing determination has been made after conducting diligent inquiry by such officer on a good faith basis, is based on such officer’s actual knowledge and that such officer has not conveyed any information to the contrary to any other Person at any time on or prior to the Closing Date.

(g)                                  Opinions of Counsel to the Loan Parties.  The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders, a favorable written opinion of (i) Wilson Sonsini Goodrich & Rosati, transaction counsel for the Loan Parties, (ii) Lionel Sawyer & Collins, Nevada counsel for the Loan Parties, (iii) Maples & Calder, Cayman Islands counsel for the Cayman Borrower, and (iv) Arthur Cox, Irish counsel for the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinions.

(h)                                 Evidence of Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(i)                                     Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, etc.  All requisite Governmental Authorities and other material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(j)                                    [Reserved]

(k)                                 Collateral Matters

(i)                                     Lien Searches.  The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02, or other Liens which shall be discharged prior to the Closing Date.

(ii)                                  Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent (or, in the case of original certificates, original promissory notes or other possessory collateral, the Revolving Loan Lender, as the bailee for the Secured Parties pursuant to the Intercreditor Agreement)

shall have received (A) pursuant to the U.S. Guarantee and Collateral Agreement: (1) original certificates (if any) representing the shares of Equity Interests pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant thereto, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (2) the original promissory note(s) (if any) pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant thereto, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (B) pursuant to the Irish Law Share Charges: (1) original certificates (if any) and other documents of title representing the Shares and Related Assets (as such terms are defined therein) charged in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant thereto, together with undated stock transfer forms or other instruments of transfer for each such certificate executed in blank by a duly authorized officer of the chargor thereof, (2) the dividend mandate in the form set out in Schedule 2 thereto executed by the chargor thereof, and (3) a letter of authority in the form set out in Schedule 3 thereto executed by the chargor thereof; (C) pursuant to the Irish Law Charges: (1) notices of assignment of insurances in the form set out on Part 2 of Schedule 3 thereto executed by DMIH, (2) notices to contract parties in the form set out on Part 2 of Schedule 3 thereto executed by DMIH and (3) acknowledgments from the applicable parties pursuant to items (1) and (2) each in the form set out on Part 3 of Schedule 3 executed by the applicable parties; and (D) pursuant to the Cayman Law Share Charge: (1) original certificates (if any) representing the shares charged pursuant thereto, along with an undated share transfer form in respect of such shares in the form set out in Schedule 1 thereto executed by DMIH, (2) (a) undated letters of resignation and release and (b) dated letters of authority with respect thereto, each in the form set out in Schedule 2 thereto executed by each director and officer of the Cayman Borrower, (3) a dated proxy in respect of the shares charged thereunder in the form set out in Schedule 3 thereto executed by DMIH, (4) a dated undertaking in the form set out in Schedule 4 thereto executed by the Cayman Borrower, (5) a dated notice of charge to the Cayman Borrower in the form set out in Schedule 5 thereto executed by DMIH, (6) a certified copy of the annotated register of members of the Cayman Borrower in a form acceptable to the Administrative Agent, noting the charge over the shares of the Cayman Borrower created pursuant thereto and (7) evidence satisfactory to the Administrative Agent that the memorandum and articles of association of the Cayman Borrower shall have, where applicable, been amended to remove any restriction on the transfer of shares subject to the security created thereby.

(iii)                               Filings, Registrations, Recordings, Agreements, Etc.  Each document (including any UCC financing statements, Intellectual Property Security Agreements, Control Agreements and landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by the Collateral Agent to be filed, executed, registered or recorded to create in favor of Collateral Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall have been executed (if applicable) and delivered to the Collateral Agent in proper form for filing, registration or recordation.

(l)                                     Existing Debt.  The Borrowers shall have delivered to the Administrative Agent all documents or instruments necessary to release all Liens granted by any of the Borrowers and their respective Subsidiaries securing Indebtedness of Demand Media, Inc. and its Subsidiaries (after giving effect to the Transactions), and to release each of the Borrowers and their respective Subsidiaries from any obligations or liabilities in respect of Indebtedness of Demand Media, Inc. and its Subsidiaries (after giving effect to the Transactions).

(m)                             Matters Relating to Spin-off and other Transactions.

(i)                                     (A) The Spin-off shall have been consummated; (B) the Spin-off Agreement and related documents shall be in full force and effect (without any amendments, waivers or alterations thereof unless consented to by the Administrative Agent) and (C) the Administrative Agent shall have received copies of each Transaction Document, the private letter ruling issued by the Internal Revenue Service in respect of the Spin-off and all other agreements relating to the Spin-off Agreement, certified by an officer of the U.S. Borrower to be true, correct and complete;

(ii)                                  (A) the “Closing Date” under the Revolving Loan Agreement shall have occurred, (B) the Administrative Agent shall have received duly executed copies of each Revolving Loan Document (each of which shall be in form and substance satisfactory to the Administrative Agent), certified by an officer of the U.S. Borrower to be true, correct and complete and (C) other than issuances of letters of credit thereunder, there shall be no Revolving Loans or other extensions of credit made under the Revolving Loan Documents on the Closing Date; and

(iii)                               The Spin-off and the other Transactions shall have been consummated in accordance with applicable law and on the terms described in the Spin-off Agreement and all other material related documentation, in the form filed with the Securities and Exchange Commission with respect to the U.S. Borrower’s Form 10 filing, and as of the date of the Spin-off, (A) the Borrowers shall have not less than $25,000,000 of cash and Permitted Investments and (B) the U.S. Borrower shall have an equity market capitalization of not less than $70,000,000.

(n)                                 The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the U.S. Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(m).

(o)                                 Other Legal Matters.

(i)                                     All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all other agreements, documents and instruments incident to such transactions shall be satisfactory to the Lenders and the Administrative Agent, and the Lenders and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents as the Lenders or Agent may reasonably request.

(ii)                                  The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(iii)                               All legal matters incident to this Agreement, the extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.

(p)                                 Funds Flow Memorandum.  The Administrative Agent shall have received a funds flow memorandum duly executed by a Responsible Officer of the U.S. Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

(q)                                 Material Adverse Effect.  No Material Adverse Effect shall have occurred and no disruption, adverse change or condition in the financial, lending or capital markets generally in each case, in the Administrative Agent’s sole judgment, at any time prior to the Closing Date.

(r)                                    No Material Adverse Facts.  The Administrative Agent does not become aware of any new or inconsistent information or other matter not previously disclosed to the Administrative Agent relating to the Loan Parties or the Transactions which the Administrative Agent, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to the Administrative Agent prior to the date hereof.

(s)                                   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could reasonably be expected to materially impair any of the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(t)                                    Due Diligence.  The Administrative Agent shall have completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Administrative Agent, including without limitation, as to general affairs, environmental concerns, management, corporate structure, capital structure, other debt instruments, material contracts, governing documents, prospects, financial position, stockholders’ or shareholders’ equity and results of operations, and the tax, accounting, legal, regulatory, environmental and other issues relevant to the Loan Parties, and shall have been given access to the external independent auditors, management, records, books of account, contracts and properties of the Loan Parties and shall have received such financial, business and other information regarding the Loan Parties as it shall have requested.

(u)                                 Closing Date.  The Closing Date shall in no event occur later than August 6, 2014.

(v)                                 Representations and Warranties.  (i) The representations and warranties in Article III and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date), (ii) the Borrowers and the other Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by the Administrative Agent, and (iii) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the accuracy of each of clause (i) and clause (ii); provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

(w)                            No Default.  At the time of each borrowing hereunder and also after giving effect thereto there shall exist no Default or Event of Default;

(x)                                 Notice of Borrowing.  Prior to the making of the Term Loans, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(c).

SECTION 4.02.                                   Post Closing Obligations.  As an accommodation to the Borrowers, the Administrative Agent and the Lenders have agreed to execute this Agreement and to make Term Loans on the Closing Date notwithstanding the failure by the Borrowers to satisfy the conditions set forth below on or before the Closing Date.  In consideration of such accommodation, the Lenders agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including those conditions set forth in Section 4.01, the Borrowers shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Borrowers to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an immediate Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Closing Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 4.02):

(i)                                     deliver to the Administrative Agent Control Agreements with financial institutions, securities intermediaries and other Persons in order to perfect Liens by “control” (within the meaning of the applicable Uniform Commercial Code) in respect of Deposit Accounts and Securities Accounts maintained by the Loan Parties in the U.S. in form and substance reasonably satisfactory to the Administrative Agent no later than sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion);

(ii)                                  not later than sixty (60) days following the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrowers shall deliver all necessary endorsements to the insurance certificates delivered on the Closing Date (a) providing that no cancellation or material change in coverage shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, or such shorter period agreed by the Administrative Agent in its sole discretion, and (b) naming the Collateral Agent as either “additional insured” or “lender loss payee”, as applicable, in each case, in such form as are reasonably acceptable to the Administrative Agent;

(iii)                               not later than five (5) days following the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrowers shall deliver to the Collateral Agent (or, if the Intercreditor Agreement is in effect, the Revolving Loan Lender) each of the following: (a) the original certificate or certificates representing 100% of the Equity Interests of Opco together with undated stock powers, in blank, executed and delivered by a duly authorized officer of U.S. Borrower; (b) 100% of the Equity Interests of Hot Media, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Opco; (c) 100% of the Equity Interests of eNom together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Opco; and (d) a certified copy of the board minutes of Bradwell Limited appointing John O’ Donoghue as an authorized signatory of Bradwell Limited with respect to the Loan Documents;

(iv)                              not later than twenty (20) days following the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Borrowers shall deliver to the Collateral Agent (or, if the Intercreditor Agreement is in effect, the Revolving Loan Lender): (a) undated letters of resignation and release, executed as deeds by each director, alternate direct and secretary of each of DMIH and Domains respectively, each in the form set out in Schedule 4 to the Irish Share Charges; (b) the original certificate or certificates representing 65% and 35% of the Equity Intersts of DMIH, along with such executed transfer powers as are required by the applicable Irish Share Charge executed and delivered by U.S. Borrower; (c) the original certificate or certificates representing 65% of the Equity Interests of DMD Media Services, Inc., a corporation organized under the laws of Canada, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Hot Media; and (d) the original certificate or certificates representing 65% of the Equity Interests of eNom Canada Corp., a corporation organized under the laws of the Province of Nova Scotia, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of eNom; and

(v)                                 The Borrowers shall use commercially reasonable efforts to deliver consents to removal of personal property from the landlords of the real property located at the following addresses, in form and substance satisfactory to the Administrative Agent, not later than sixty (60) days following the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion):

(a)                                 5808 Lake Washington Blvd., NE, Ste. 300, Kirkland, WA 98033;

(b)                                 200 Academy Drive, Suite 100, Austin, TX 78704; and

(c)                                  2500 East Second Avenue, Second Floor, Denver CO 80206.

ARTICLE V

Affirmative Covenants

The Borrowers covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01.                                   Existence; Compliance with Laws; Businesses and Properties.

(a)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)                                 Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02.                                   Insurance.

(a)                                 Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including business interruption insurance, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)                                 Cause all such policies (if any) covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Collateral Agent or the Revolving Loan Lender, as applicable, in accordance with the terms in the Intercreditor Agreement; cause all such policies to provide that none of the Borrowers, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed except (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)                                  If at any time the area in which any properties subject to the Mortgages (if any) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d)                                 With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella or liability insurance against any and all claims, in an amount reasonably satisfactory to the Administrative Agent, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

(e)                                  Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03.                                   Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrowers shall have set aside on its financial statements adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.                                   Financial Statements, Reports, etc.  In the case of Borrowers, furnish to the Administrative Agent and each Lender:

(a)                                 within 90 days after the end of each fiscal year of the U.S. Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the U.S. Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year of the U.S. Borrower, all audited by PricewaterHouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the U.S. Borrower (or, with respect to the fiscal quarter ended June 30, 2014, within 45 days of the date the U.S. Borrower’s Form 10 Registration Statement becomes effective), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the U.S. Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year of the U.S. Borrower, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the U.S. Borrower, as fairly presenting in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)                                  concurrently with any delivery of financial statements under paragraph (a), a certificate of the accounting firm opining on or certifying such statements (which opinion or certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no knowledge was obtained of any Event of Default relating to any of the financial covenants set forth in this Agreement, except as specified in such certificate;

(d)                                 concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the Financial Officer of the U.S. Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail, together with supporting calculations, in each case satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.11, Section 6.12 and Section 6.13;

(e)                                  concurrently with any delivery of financial statements and paragraph (a) or (b) above, an officer’s certificate of a Responsible Officer of the U.S. Borrower, certifying that, except as expressly set forth therein, the representations and warranties in Article III are true and correct in all material respects on and as of the date of the certificate to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, certifying that such representations and warranties were true and correct in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to materiality, for purposes of such certification, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty;

(f)                                   concurrently with any delivery of financial statements under paragraph (b) above (or, in the case of the fourth fiscal quarter of the U.S. Borrower, within 45 days after the end of such fourth fiscal quarter of the U.S. Borrower), (i) a list of any registered Intellectual Property, related rights thereto, and Material Inbound Licenses acquired since the last such list delivered pursuant to this Section 5.04(f) (or since the Closing Date, in the case of the first such list delivered after the Closing Date) and (ii) to the extent necessary to cause the representation and warranty set forth in Section 3.07(f) to be true and correct, an updated Schedule 3.07(f);

(g)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the U.S. Borrower or any Subsidiary with any Governmental Authority or securities exchange, or distributed to its shareholders, as the case may be;

(h)                                 promptly after the receipt thereof by the Borrowers or any of their Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(i)                                     promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)                                    promptly upon receipt or delivery by the Borrowers or any of their Subsidiaries of any material notice (including, without limitation, any notice of default) to or from the Revolving Loan Lender, the Borrowers shall deliver a copy of such notice to the Administrative Agent; and

(k)                                 promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.04(a), the consolidated financial statements of the U.S. Borrower and its Subsidiaries delivered pursuant to clause (b) of this Section 5.04 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, at the reasonable request of the Administrative Agent, (i) together with the first delivery of financial statements pursuant to clause (b) of this Section 5.04 following such change, consolidated financial statements of the U.S. Borrower and its Subsidiaries for the current fiscal year of the U.S. Borrower to the effective date of such change prepared on a pro forma basis as if such change had been in effect during such period and (ii) together with each delivery of financial statements pursuant to clause (b) of this Section 5.04 following such change, a written statement of the Financial Officer of the U.S. Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants in Section 6.11, Section 6.12 and Section 6.13) which would have resulted if such financial statements had been prepared without giving effect to such change.

SECTION 5.05.                                   Litigation and Other Notices.

(a)                                 Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(b)                                 the occurrence of any Event of Default or Default, specifying the nature and extent thereof, the date of occurrence thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(c)                                  the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(d)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $500,000; and

(e)                                  any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06.                                   Information Regarding Collateral.

(a)                                 Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or similar organizational number issued by the relevant foreign Governmental Authority.  The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral, with the priority required hereunder and under the Security Documents.  The Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed or if the value of the Collateral is impaired in an amount in excess of $250,000.

(b)                                 Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent an officer’s certificate of a Financial Officer of the U.S. Borrower setting forth the information required pursuant to Section 5.3 of the U.S. Guarantee and Collateral Agreement or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06(b).

SECTION 5.07.                                   Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  The Borrowers shall, and shall cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.  Such visit and inspection shall be at the sole cost and expense of the

Borrowers on a semi-annually basis so long as no Event of Default has occurred and is continuing or on a more frequent basis if an Event of Default has occurred and is continuing.

SECTION 5.08.                                   Use of Proceeds.  Use the proceeds of the Term Loans solely (i) to finance, in part, the acquisition of new gTLDs, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) for general corporate purposes.

SECTION 5.09.                                   Employee Benefits.

(a)                                 With respect to each Employee Benefit Plan, comply in all material respects with the applicable provisions of ERISA and the Code and furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any responsible officer of the Borrowers or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrowers or any ERISA Affiliate in an aggregate amount exceeding $250,000, a statement of a Financial Officer of the U.S. Borrower setting forth details as to such ERISA Event and the action, if any, that the U.S. Borrower proposes to take with respect thereto.

(b)                                 Upon reasonable request by the Administrative Agent, furnish copies of (i) annual report (Form 5500 Series) filed by any Loan Party or any Subsidiary thereof or any of its ERISA Affiliates with respect to each Employee Benefit Plan; (ii) the most recent actuarial valuation report for each Plan, to the extent such exists; (iii) all notices received by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

SECTION 5.10.                                   Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Borrowers or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11.                                   Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.16 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrowers or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters that are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.                                   Further Assurances.

(a)                                 Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (or if the Revolving Loan Agreement is outstanding, second priority), subject to Liens permitted under Section 6.02, of the security interests created or intended to be created by the Security Documents.  In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties and the assets and property of their Subsidiaries as the Administrative Agent or the Required Lenders shall designate, subject to the limitations set forth in the Loan Documents.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrowers agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrowers will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $500,000.

(b)                                 Upon the consummation of any acquisition of any Person by any of the Loan Parties, or upon the formation by any of the Loan Parties of any Subsidiary, the Borrowers shall cause the Person so acquired or formed, to the extent constituting a Material Subsidiary, to be designated as a Guarantor of the applicable Obligations.  Such Person shall become a Loan Party by executing the U.S. Guarantee and Collateral Agreement or the Guarantee (Non-U.S. Entities), as applicable, and each applicable Security Document in favor of the Collateral Agent.  In addition, (i) such Person shall execute and deliver such Security Documents, agreements and documents as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request to grant a first priority (or, if the Revolving Loan Agreement is outstanding, second priority) perfected Lien in respect of substantially all of its real and personal property in favor of the Collateral Agent and the Lenders, and (ii) the Loan Parties owning Equity Interests in such Person shall pledge all such Equity Interests in such Person (subject to clause (c) below).

(c)                                  Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section 5.12, (a) no Foreign Subsidiary that is a CFC shall be required to (i) grant a security interest in its assets to secure the U.S. Obligations or (ii) to guarantee the U.S. Obligations and (b) no Equity Interests of any Foreign Subsidiary (other than a First Tier Foreign Subsidiary of the U.S. Borrower or a U.S. Loan Party) shall be required to be pledged, in each of clauses (a) and (b) to the extent the foregoing would cause an inclusion of income under Section 951(a)(1)(B) of the Code to a Loan Party, and any pledge of Equity Interests of a First Tier Foreign Subsidiary of the U.S. Borrower or a U.S. Loan Party to secure U.S. Obligations shall be limited to 65% of the voting Equity Interests of such entity to the extent the pledge of a greater percentage would cause an inclusion of income under Section 951(a)(1)(B) of the Code to a Loan Party.

(d)                                 In the event that any Person becomes a First Tier Foreign Subsidiary of a Loan Party after the date hereof, the Borrowers will promptly notify the Lenders and the Collateral Agent of that fact and cause such First Tier Foreign Subsidiary, such Loan Party or both to execute and deliver to the Lenders and the Collateral Agent such documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority (or if the Revolving Loan Agreement is outstanding, second priority) Lien on the total outstanding Equity Interests in such First Tier Foreign Subsidiary that is a CFC, including execution and delivery of a Foreign Law Pledge Agreement; provided that no more than 65% of the voting Equity Interests of a First Tier Foreign Subsidiary that is a CFC within the meaning of Section 957(a) of the Code and that is directly held by the U.S. Borrower or U.S. Loan Party shall be required to be pledged to secure the U.S. Obligations and no

Equity Interests of any Foreign Subsidiary (other than a First Tier Foreign Subsidiary of the U.S. Borrower or U.S. Loan Party) shall be required to be pledged to secure the U.S. Obligations.

(e)                                  Notwithstanding anything to the contrary in this Section 5.12, the Loan Parties shall not be required to provide a Foreign Pledge Agreement with respect to the Equity Interests of a First Tier Foreign Subsidiary that is a CFC and an Immaterial Subsidiary governed by the laws in which such First Tier Foreign Subsidiary is organized; provided that the foregoing shall not limit a pledge of such Equity Interests pursuant to the U.S. Guarantee and Collateral Agreement or such other Security Document to which the relevant Loan Party owning such Equity Interests is a party prior to the formation or acquisition of such First Tier Foreign Subsidiary.

(f)                                   Notwithstanding anything to the contrary in this Section 5.12 or any other Loan Document, (i) no Cayman Loan Party (other than a U.S. Loan Party) shall, or shall be required to, guarantee the U.S. Obligations or to grant a Lien on any of its assets to secure the U.S. Obligations and (ii) no Cayman Loan Party (other than a U.S. Loan Party) is, or shall be, obligated or liable for any Obligations other than Cayman Obligations.

SECTION 5.13.                                   Change of Control Provisions.  Other than registry agreements with ICANN, the Revolving Loan Agreement and extensions, replacements or other modifications of the agreements set forth on Schedule 3.33 (and other agreements entered into in connection therewith)), use commercially reasonable efforts to exclude from any inbound license and any agreement the termination, expiration or suspension of which could reasonably be expected to result in a Material Adverse Effect entered into by or becoming binding upon the Borrowers or any of their Subsidiaries after the Closing Date, any “change of control” provision, howsoever denominated, or any other provision the inclusion of which in such agreement would automatically, or at the option of any party thereto, result in (i) the termination of or right to terminate such agreement, (ii) the suspension of or right to suspend any obligations of any parties thereto, or (iii) any change in the rights, duties or obligations of any party thereto (in the case of each of clause (i), clause (ii) or clause (iii), whether immediately or upon the passage of time or otherwise).

ARTICLE VI

Negative Covenants

The Borrowers covenant and agree with each Lender that, so long as this Agreement shall remain in effect and until the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrowers will not, nor cause or permit any of the Subsidiaries to:

SECTION 6.01.                                   Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(i)                                     Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any refinancings, refundings, extensions, renewals or replacements of such Indebtedness; provided that (i) the principal amount of such Indebtedness is not increased, (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, (iii) such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and (iv) the original obligors in respect of such Indebtedness remain the only obligors thereon;

(ii)                                  Indebtedness created hereunder and under the other Loan Documents;

(iii)                               intercompany Indebtedness of the Borrowers and the Subsidiaries to the extent permitted by Section 6.04(iii);

(iv)                              Indebtedness of the Borrowers or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and refinancings, refundings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(iv), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(v) shall not exceed $5,000,000 at any time outstanding;

(v)                                 Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(iv), not in excess of $5,000,000 at any time outstanding;

(vi)                              Indebtedness under performance bonds or with respect to workers’ compensation claims, and Indebtedness secured by deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA) in each case incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(vii)                           Indebtedness incurred under the Revolving Loan Agreement and the Revolving Loan Documents (including, without limitation, guarantees of the Loan Parties in respect of such Indebtedness and cash management and swap obligations), subject to the Intercreditor Agreement, on terms and conditions reasonably satisfactory to the Administrative Agent;

(viii)                        Indebtedness under any Hedging Agreement; provided that if such Hedging Agreement relates to interest rates, (i) such Hedging Agreement relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreement at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreement relate;

(ix)                              guaranties by the Borrowers of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of the Borrowers or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than clause (a) of this Section 6.01); provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations, in each case on terms no less favorable to the Lenders than the subordination terms of the Indebtedness so guarantied;

(x)                                 (A) Indebtedness of any Person that becomes a Guarantor after the date hereof, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrowers (other than Indebtedness incurred in contemplation of or in connection with such Person becoming a Subsidiary) and (B) Indebtedness secured by assets purchased by a Loan Party that is assumed by such Loan Party (other than Indebtedness incurred in contemplation of or in connection with such purchase) in an aggregate principal amount under this clause (x) not to exceed $1,000,000;

(xi)                              Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other similar arrangements consisting of netting arrangements and overdraft protections incurred in the ordinary course of business and not in excess of $250, 000 in the aggregate at any time outstanding;

(xii)                           Indebtedness arising from agreements of the Borrowers or any Subsidiary providing for indemnification, contribution, earn-out, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with dispositions or acquisitions permitted under this Agreement; provided that the amount of all Indebtedness in respect of earn-outs shall not exceed $1,000,000 in the aggregate from the Closing Date to the Maturity Date;

(xiii)                        Indebtedness representing any Taxes, assessments or governmental charges to the extent such Taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP;

(xiv)                       Subordinated Indebtedness in an aggregate principal amount not to exceed $2,500,000;

(xv)                          Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $5,000,000; provided, that any such letter of credit shall only be permitted pursuant to this clause (xv) if such letter of credit is of a type that cannot be issued pursuant to the terms of the Revolving Loan Agreement;

(xvi)                       Guarantees by a Loan Party or any of its Subsidiaries of the obligations of any Subsidiary under accreditation agreements (but not for borrowed money) entered into in the ordinary course of business with a registry accredited by ICANN; and

(xvii)                    other Indebtedness of Borrowers or their Subsidiaries in an aggregate principal amount not exceeding $1,000,000 (of which $500,000 may be secured) at any time outstanding.

SECTION 6.02.                                   Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrowers or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i)                                     Liens on property or assets of the Borrowers and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations that they secure on the date hereof and refinancings, refundings, extensions, renewals and replacements thereof permitted hereunder;

(ii)                                  any Lien created under the Security Documents;

(iii)                               any Lien existing on any property or asset prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrowers or any Subsidiary, (iii) such Lien secures only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and (iv) such obligations shall be permitted under this Agreement;

(iv)                              the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness or obligation secured thereby;

(v)                                 Liens for Taxes not yet due or that are being contested in compliance with Section 5.03;

(vi)                              carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 30 days or that are being contested in compliance with Section 5.03;

(vii)                           pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(viii)                        deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations or Synthetic Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix)                              zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(x)                                 purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrowers or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(iv), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrowers or any Subsidiary;

(xi)                              Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time the assets of such Person are acquired or such Person is merged into or consolidated with the Borrowers or any Subsidiary or becomes a Subsidiary of the Borrowers or any Subsidiary; provided that any such Lien (i) was not created in contemplation of or in connection with such asset purchase, merger, consolidation or investment and (ii) does not extend to any assets other than those acquired in such asset purchase and those assets of the Person merged into or consolidated with the Borrowers or such Subsidiary or acquired by the Borrowers or such Subsidiary;

(xii)                           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (i) cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, and (ii) financial assets on deposit in one or more securities accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained, securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xiii)                        precautionary filings of financing statements under the Uniform Commercial Code of any applicable jurisdictions in respect of operating leases or consignments entered into by the Borrowers or the Subsidiaries in the ordinary course of business;

(xiv)                       Liens arising out of judgments or awards not constituting an Event of Default in respect of which the Borrowers or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $250,000 at any time outstanding;

(xv)                          Liens securing the Indebtedness under the Revolving Loan Agreement and the other Revolving Loan Documents, subject to the Intercreditor Agreement; provided that the aggregate amount of cash collateral securing indebtedness under the letter of credit sub-facility under the Revolving Loan Agreement shall not exceed 105% of the aggregate face amount of all such issued and outstanding letters of credit;

(xvi)                       (A) any interest or title of a lessor or licensor under any lease or license entered into by a Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or licensed or (B) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrowers and their Subsidiaries taken as a whole;

(xvii)                    (A) cash deposits and liens on cash and Permitted Investments pledged to secure Indebtedness permitted under Section 6.01(xv) (such cash and Permitted Investments not to exceed 105% of the face amount of all relevant letters of credit), (B) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 6.01(xv) that encumber documents and other property relating to such letters of credit, and (C) Liens on cash and Permitted Investments securing Hedging Agreements that are permitted by Section 6.01(viii);

(xviii)                 Liens of sellers of goods to the Borrowers and any of their Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xix)                       Liens in favor of VeriSign or another ICANN accredited registry on cash deposits made pursuant to accreditation agreements entered into in the ordinary course of business not in excess of $1,000,000 in the aggregate at any time outstanding; and

(xx)                          other Liens securing Indebtedness not to exceed $500,000 in the aggregate at any time outstanding.

Notwithstanding anything to contrary hereunder or under any other Loan Document, no Liens (other than Liens permitted under clauses (ii), (iv) and (xiv) above) shall be permitted on Equity Interests issued by the Cayman Borrower or any Subsidiaries of the Borrowers which constitute Collateral.

SECTION 6.03.                                   Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Section 6.01 and Section 6.02, as the case may be.

SECTION 6.04.                                   Investments.  Purchase, hold, make or acquire any Investments, except:

(i)                                     (x) Investments by the Borrowers and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (y) additional Investments by the Borrowers and the Subsidiaries in the Equity Interests of the Borrowers and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged or charged pursuant to the U.S. Guarantee and Collateral Agreement or a Foreign Law Pledge Agreement (subject to the limitations applicable to voting capital stock or shares of a Foreign Subsidiary referred to therein with respect to the U.S. Obligations), (B) the aggregate amount of Investments made by Loan Parties after the date hereof in Subsidiaries that are not Loan Parties (determined without regard to any write downs or write-offs of such Investments) shall not exceed, when taken together with loans and advances made pursuant to clause (iii) below, $500,000 at any time outstanding and (C) U.S. Loan Parties shall not be permitted to make any Investments in Cayman Loan Parties (excluding U.S. Loan Parties) pursuant to this clause (i), in an aggregate amount not to exceed, when taken together with loans and advances made to Cayman Loan Parties (excluding U.S. Loan Parties) by U.S. Loan Parties pursuant to clause (iii) below, $4,000,000 at any time outstanding plus New Proceeds;

(ii)                                  Permitted Investments;

(iii)                               loans or advances made by the Borrowers to any Subsidiary and made by any Subsidiary to the Borrowers or any other Subsidiary; provided that (x) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the U.S. Guarantee and Collateral Agreement or a Foreign Law Pledge Agreement, (y) the aggregate amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed, when taken together with Investments made pursuant to clause (i) above, $500,000 at any time outstanding and (z) U.S. Loan Parties shall not be permitted to make any loans or advances to Cayman Loan Parties (excluding U.S. Loan Parties) pursuant to this clause (iii), in an aggregate amount not to exceed, when taken together Investments in Cayman Loan Parties (excluding U.S. Loan Parties) by U.S. Loan Parties pursuant to clause (i) above, $4,000,000 at any time outstanding plus New Proceeds;

(iv)                              Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(v)                                 the Borrowers and their Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $150,000;

(vi)                              the Borrowers and their Subsidiaries may enter into Hedging Agreements in the ordinary course of business that are not speculative in nature;

(vii)                           [Reserved];

(viii)                        Guarantees permitted by Section 6.01;

(ix)                              Investments consisting of intercompany debt permitted hereunder;

(x)                                 prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(xi)                              Investments consisting of any deferred portion (including promissory notes and non cash consideration) of the sales price received by the Borrowers or any Subsidiary in connection with any Disposition permitted hereunder;

(xii)                           Investments resulting from the reinvestment of net cash proceeds of a Disposition as permitted under Section 2.11 of this Agreement;

(xiii)                        Investments existing on the Closing Date and set forth on Schedule 6.04;

(xiv)                       Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(xv)                          Investments representing non-cash consideration received in connection with any Dispositions permitted hereunder not in excess of $5,000,000 at any time outstanding;

(xvi)                       To the extent constituting an Investment, Capital Expenditures permitted under Section 6.10;

(xvii)                    cash Investments not to exceed $2,500,000 in Namecheap, Inc., a Delaware corporation; and

(xviii)                 in addition to Investments permitted by paragraphs (i) through (xvii) above, additional Investments by the Borrowers and the Subsidiaries so long as the aggregate amount invested pursuant to this paragraph (xviii) (determined without regard to any write-downs or write-offs of such Investments) does not exceed $5,000,000 in the aggregate, of which not less than $2,500,000 shall constitute Collateral.

SECTION 6.05.                                   Acquisitions, Consolidations, Dispositions of Assets and Acquisitions.  Consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Equity Interests of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                                     (x) any Subsidiary of the Borrowers may be merged with or into any of the Borrowers or any Wholly Owned Subsidiary of the Borrowers that is a Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be Disposed of, in one transaction or a series of transactions, to the Borrowers or any Wholly Owned Subsidiary of the Borrowers that is a Guarantor; provided that, in the case of such a merger, such

Borrower or Wholly Owned Subsidiary shall be the continuing or surviving Person and (y) mergers or consolidations in connection with Capital Expenditures permitted under Section 6.10; provided that, if a Loan Party is a party to such merger or consolidation, such Loan Party shall be the surviving entity; provided further that, if the the U.S. Borrower or Cayman Borrower is a party to such merger or consolidation, the U.S. Borrower or Cayman Borrower, as applicable, shall be the surviving entity.

(ii)                                  the Borrowers and their Subsidiaries may Dispose of assets in transactions that do not constitute Asset Sales; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, and (b) at least 75% of such consideration consists of cash;

(iii)                               the Borrowers and their Subsidiaries may Dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)                              the Borrowers and their Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $5,000,000 between the Closing Date and the Maturity Date; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 75% of the consideration received shall be cash; (c) no Default or Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by Section 2.11(b);

(v)                                 in order to resolve disputes that occur in the ordinary course of business, the Borrowers and their Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi)                              non-exclusive licenses and sublicenses in the ordinary course of business and licenses of Intellectual Property that may be exclusive as to geographic location, limited time duration, field of use, exclusive use of domain names under a particular gTLD, or customized products for specific customers, that do not result in a legal transfer of title of the licensed property;

(vii)                           Dispositions of Inventory or domain names or any property incidental to the ownership of Inventory or domain names, in each case, in the ordinary course of business;

(viii)                        Dispositions between Loan Parties or between Subsidiaries that are not Loan Parties; provided that, the aggregate amount of all Dispositions by U.S. Loan Parties to the Cayman Loan Parties (excluding U.S. Loan Parties) shall not exceed $1,000,000;

(ix)                              (i) the sale of the Equity Interests of any Subsidiary that is not a Guarantor and the Equity Interests of which are not pledged to Collateral Agent to any other Subsidiary of the Borrowers, and (ii) the sale of the Equity Interests of any Wholly Owned Subsidiary that is not a Guarantor, but which Equity Interests are pledged to Collateral Agent, to any Loan Party so long as such Equity Interests remain pledged to Collateral Agent;

(x)                                 the sale of the Equity Interests of any Subsidiary of a Borrower to another Borrower or to any Guarantor that is a Wholly Owned Subsidiary, provided, that the Equity Interests of any U.S. Loan Party or Domestic Subsidiary shall not be transferred to any Foreign Subsidiary;

(xi)                              the use or transfer of money or Permitted Investments in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(xii)                           Dispositions of property subject to a Casualty Event;

(xiii)                        leases or subleases of real property;

(xiv)                       any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Borrower or any of its Subsidiaries that the Borrowers determine in good faith is desirable in the conduct of their business and not materially disadvantageous to the interests of the Secured Parties or the value of the Collateral;

(xv)                          Dispositions of applications for or operator rights to new gTLD registries prior to the first date that domain names are registered to such registries;

(xvi)                       [reserved]; and

(xvii)                    the Borrowers or a Subsidiary may Dispose of Equity Interests of any of its Subsidiaries solely to qualify directors of the Governing Body of the Subsidiary if required by applicable law.

SECTION 6.06.                                   Restricted Payments; Restrictive Agreements.

(a)                                 Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary of the Borrowers may declare and pay dividends or make other distributions ratably to its equity holders; (ii) the Borrowers and the Subsidiaries may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such Person; (iii) the Borrowers may redeem, repurchase, or otherwise acquire Equity Interests from employees, consultants, officers and directors in connection with employee agreements and plans in the amount of $1,000,000 in the aggregate each fiscal year; and (iv) the U.S. Borrower or any of its Subsidiaries may (x) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof, (y) effect non-cash conversions of convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion and (z) make Restricted Payments in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans to the extent that net share settlement arrangements are deemed to be repurchases.

(b)                                 Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrowers or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure its Obligations under the Loan Documents, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (A) the foregoing clauses (i) and (ii) shall not apply to restrictions and conditions imposed by law or by any Loan Document (other than a Related Document) or the Revolving Loan Documents, (B) the foregoing clauses (i) and (ii) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) the foregoing clauses (i) and (ii) shall not apply to any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon assets that are not Collateral, and (ii) such agreement was not entered into in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) the foregoing clauses (i) and (ii) shall not apply to any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 6.02(viii), (xii), (xvii) or (xix) or any agreement or option to Dispose any asset of the Borrowers or any of their Subsidiaries, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

SECTION 6.07.                                   Transactions with Affiliates.  Except for (i) transactions between or among Loan Parties, (ii) mergers, consolidations and dissolutions permitted by Section 6.05(i), (iii) the transactions set forth on Schedule 6.07, and (iv) transactions between a Loan Party and a Subsidiary that is not a Loan party involving total payments in an amount not to exceed (A) $50,000 in a single transaction (or series of related transactions) and (B) $300,000 in the aggregate, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrowers or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08.                                   Business of Borrowers and Subsidiaries.  With respect to the Borrowers and each of their respective Subsidiaries, engage at any time in any business or business activity other than the business conducted by it on the date hereof and business activities reasonably related, ancillary or incidental thereto.

SECTION 6.09.                                   Other Indebtedness and Agreements, etc.  ((i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal and interest as and when due to the extent not prohibited by, and may make other payments permitted by, applicable subordination provisions, in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for any of the foregoing purposes, any Subordinated Indebtedness or Disqualified Stock, or (ii) pay any Management Fee.

SECTION 6.10.                                   Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made during the term of this Agreement with respect to gTLDs (including, but not limited to, any application fees in connection therewith but net of all refunds and receipts from Dispositions permitted under Section 6.05(xv)) to exceed, at any time, the total of (i) $70,000,000 and (ii) an amount, if any, equal to 50% of New Proceeds.

SECTION 6.11.                                   [Reserved]

SECTION 6.12.                                   Maximum Consolidated Net Leverage Ratio.  Permit the Consolidated Net Leverage Ratio, determined as of the last date for any period of four consecutive fiscal quarters of the U.S. Borrower ending on any date during any period set forth below, to be greater than the ratio set forth opposite such period below:

June 30, 2015	3.75:1.00
September 30, 2015 – June 30, 2016	3.25:1.00
September 30, 2016 – June 30, 2017	2.75:1.00
September 30, 2017 – Maturity Date	2.25:1.00

SECTION 6.13.                                   Minimum Liquidity.  Permit Liquidity at the end of any fiscal quarter (calculated based on average Liquidity for the last five business days of such fiscal quarter), to be less than $15,000,000.

SECTION 6.14.                                   Fiscal Year.  Permit any of the Borrowers or their Subsidiaries to change their fiscal year end to a date other than December 31.

SECTION 6.15.                                   Certain Equity Securities.  Issue any Equity Interest that is not Qualified Capital Stock.

SECTION 6.16.                                   Amendments or Waivers of Documents Relating to Subordinated Indebtedness, Organizational Documents and Equity Interests.

(a)                                 Amendments of Documents Relating to Subordinated Indebtedness.  Amend, waive, supplement, modify or otherwise change the terms of any Subordinated Indebtedness or terminate or release any Subordinated Indebtedness (other than any termination or release as a result of any repayment in full thereof in accordance with Section 6.09), or make any payment consistent with an amendment, waiver, modification, termination or release thereof or supplement or change thereto, if the effect of such amendment, waiver, supplement, modification, change, termination or release is to increase the interest rate on such Subordinated Indebtedness, accelerate any dates upon which payments of principal or interest are due thereon, change any event of default or condition with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (other than changes that waive, reduce or delay redemption or other payments), change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment, waiver, supplement, modification, change, termination or release, together with all other amendments, waivers, supplements, modifications, changes, terminations or releases made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) that would be adverse to the Borrower, any of the Subsidiaries, the Lenders or the Administrative Agent.

(b)                                 Amendments of Revolving Loan Documents.  Amend, waive, supplement, modify or otherwise change the terms of the Revolving Loan Documents except pursuant to the terms of the Intercreditor Agreement; provided that the Revolving Loan Documents shall not be amended, refinanced, replaced or otherwise modified to (i) cause the extensions of credit thereunder to take the form of term loans or other long term indebtedness (other than revolving credit), or (ii) cause the maturity or termination date (or similar term) to be later than August 1, 2017.

(c)                                  Amendments of Organizational Documents.  Make any amendment, waiver, restatement, supplement or other modification to any Borrower’s or any Subsidiary’s Organizational Documents in any manner materially adverse to the Lenders or the Administrative Agent without in each case obtaining the prior written consent of the Required Lenders to such amendment, waiver, restatement, supplement or other modification.

(d)                                 Amendments of Equity Interests.  Make any amendment, waiver, restatement, supplement or other modification to the terms of any Equity Interests of the Borrowers or any of their respective Subsidiaries, (i) if the effect thereof would be to bring forward (to an earlier date) the dates on which any put right or other right of the holder thereof to require any mandatory prepayment can be exercised, (ii) if the effect thereof would cause such Equity Interests to constitute Disqualified Stock, or (iii) in any manner materially adverse to the Lenders or the Administrative Agent.

SECTION 6.17.                                   Antilayering.  Except to the extent expressly permitted under the Intercreditor Agreement (for all cases under this Section 6.17), create or incur any Indebtedness (other than the Obligations) which is contractually subordinated or made junior in right of payment to the Revolving Loans, unless such Indebtedness is also contractually subordinated or made junior in right of payment, in the same manner and to the same extent, to the Obligations, and no Loan Party shall have outstanding, create or incur any Indebtedness owing to any Affiliate except to the extent expressly permitted under Section 6.01.

SECTION 6.18.                                   [Reserved].

SECTION 6.19.                                   Wholly Owned Subsidiaries.  Except for non-Wholly-Owned Subsidiaries existing as of the Closing Date, neither the Borrowers nor any Subsidiary of the Borrowers will own, form or acquire any Subsidiary other than Subsidiaries that are, or will become, Wholly Owned Subsidiaries of the U.S. Borrower.

ARTICLE VII

Events of Default

Section 7.01                             Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                 default shall be made in the payment of any principal of, or premium on, any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b)                                 default shall be made in the payment of any interest on any Term Loan or any fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days;

(c)                                  any representation or warranty made or deemed made to any Agent or Lender in or in connection with or pursuant to any Loan Document or the Term Loans made hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall be false or misleading in any material respect when so made, deemed made or furnished (except to the extent already qualified by materiality, in which case it shall not be false or misleading in any respect);

(d)                                 default shall be made in the due observance or performance by the Borrowers or any Subsidiary of any covenant, condition or agreement contained in Section 4.02, Section 5.01(a), Section 5.04, Section 5.05, Section 5.08, Section 5.12, Section 5.13  or in Article VI;

(e)                                  default shall be made in the due observance or performance by the Borrowers or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified elsewhere in this Article VII 7.01) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender to the Borrowers and (ii) knowledge thereof by the Borrowers;

(f)                                   (i) the Borrowers or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Indebtedness under the Revolving Loan Agreement), when and as the same shall become due and payable after giving effect to any applicable grace period; or (ii) unless otherwise cured or waived, any other event or condition occurs that results in any Material Indebtedness (other than Indebtedness under the Revolving Loan Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness under the Revolving Loan Agreement) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness under the Revolving Loan Agreement) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (iii) an “Event of Default” shall occur under, and as defined in, the Revolving Loan Agreement;

(g)                                  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any Subsidiary, or of a substantial part of the property or assets of any Borrower or any Subsidiary, under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law, (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of the property or assets of any Borrower or any Subsidiary or (iii) the winding-up or liquidation of any Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Subsidiary or for a substantial part of the property or assets of any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more final judgments shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $2,000,000 (after giving effect to insurance as to which any Borrower or any Subsidiary has promptly submitted a written claim in respect thereof to the applicable insurance carrier and the insurance carrier has accepted liability and is solvent and not an Affiliate of any Borrower or any of its Subsidiaries) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)                                    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrowers and their ERISA Affiliates in an aggregate amount exceeding $1,000,000;

(k)                                 any Guarantee under the U.S. Guarantee and Collateral Agreement or the Guarantee (Non-U.S. Entities) for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the U.S. Guarantee and Collateral Agreement to which it is a party (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)                                     any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected, first priority (or if the Revolving Loan Agreement is outstanding, second priority) (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties purported to be covered thereby;

(m)                             any subordinated Indebtedness of any Borrower or any Subsidiary constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness;

(n)                                 any Borrower or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any property of such Person;

(o)                                 there shall have occurred a Change in Control; or

(p)                                 any event of default (or similar event, howsoever denominated) under any other Loan Document shall occur (to the extent that such event of default shall not otherwise be an Event of Default hereunder);

then, and in every such event (other than an event with respect to the Loan Parties described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable (and accrued interest thereon), together with the Applicable Prepayment Premium for the prepayment date with respect to such principal amount paid and accrued interest thereon, and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to any of the Loan Parties described in paragraph (g) or (h) above, the principal of the Term Loans then outstanding (including accrued interest thereon), together with the Applicable Prepayment Premium for the prepayment date with respect to such principal amount paid and accrued interest thereon and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Collateral Agent shall have the right to enforce all of the Liens created pursuant to the Security Documents and exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents or applicable law, including the right to appoint a receiver.

If the Obligations are accelerated for any reason, including because of default, Disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  Any Applicable Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and each of the Borrowers agrees that it is reasonable under the circumstances currently existing.  The Applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  EACH BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.  Each Borrower expressly agrees that:  (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and such Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (D) such Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Each Borrower expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to make the Term Loans.

Section 7.02                             Application of Proceeds.  The Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of interest due and payable in respect of any Term Loans (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of interest owed to them on the date of any such distribution);

THIRD, to the payment in full of principal on the Loans (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of principal owed to them on the date of any such distribution);

FOURTH, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

SIXTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute (i) any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) the Intercreditor Agreement.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to any of the Loan Parties (or any Person engaged in similar business as that engaged in by any of the Loan Parties) as if such Person was not performing the duties specified herein, and may accept fees and other consideration from any of the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrowers or any of the Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction.  Neither Agent nor any Lender shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent or such Lender by the Borrowers or a Lender, and neither Agent nor any Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or such Lender.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The Borrowers shall pay the reasonable fees of a successor Agent.  After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Security Document as secured party and to be the agent for and representative of the Lenders thereunder, and each Lender agrees to be bound by the terms of each Security Document; provided that the Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Security Document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 9.08, all Lenders); provided further, however, that, without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other Disposition of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any Guarantor from the U.S. Guarantee and Collateral Agreement or the Guarantee (Non-U.S. Entities) if all of the Equity Interests of such Guarantor are sold or otherwise Disposed of to any Person (other than an Affiliate of a Loan Party) pursuant to a sale or other Disposition permitted hereunder or to which Required Lenders have otherwise consented or (c) subordinate the Liens of the Collateral Agent, on behalf of the Secured Parties, to any Liens permitted by Section 6.02.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Security Document, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Notwithstanding anything to the contrary herein, the Collateral Agent shall be permitted to take any action it is authorized to take under any Loan Document.

In case of the pendency of any case or proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.05, Section 2.13, Section 2.17, and Section 9.05) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.05 and Section 9.05.

The Collateral Agent’s duties in respect of the Irish Law Charges and the Irish Law Share Charges shall be supplemental to the Irish Trustee Act 1893 and in addition to any which may be vested in the Collateral Agent in such capacity by general law or otherwise.

By way of supplement to the Irish Trustee Act 1893 (as amended) it is expressly declared as follows:

(i)                                     the Collateral Agent may in relation to any of the provisions of this Agreement act or rely upon the opinion or advice of or any information obtained from any lawyer, accountant, valuer, surveyor, broker, auctioneer or other expert commissioned by the Collateral Agent and the Collateral Agent shall not be responsible for any loss occasioned by so acting or relying;

(ii)                                  the Collateral Agent may refrain from doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state or which would or might otherwise render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation; and

(iii)                               all moneys received and held by the Collateral Agent may be invested in the name of the Collateral Agent under this Agreement on behalf of the Secured Parties in any investment for the time being authorised for the investment by a trustee of trust moneys or by placing the same on deposit in the name of the Collateral Agent on behalf of the Secured Parties at such bank or institution as the Collateral Agent may decide and the Collateral Agent shall not be responsible for any loss occasioned thereby, whether by depreciation in value, fluctuation in exchange rates or otherwise.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)                                     if to the Borrowers, to them at 5808 Lake Washington Blvd. NE, Suite 300, Kirkland, WA 98033, Attention:  Tracy Knox (Fax No. (425) 298-2788, Telephone No. (425) 298-2336, E-Mail:tracy.knox@rightside.co);

(ii)                                  if to the Administrative Agent or Collateral Agent, to Obsidian Agency Services, Inc., c/o Tennenbaum Capital Partners, LLC, 2951 28th Street, Suite 1000, Santa Monica, California 90405, Attention: Asher Finci (Fax No. (310) 889-4950), with a copy (which shall not constitute notice) to Proskauer Rose LLP, 2049 Century Park East, Suite 3200, Los Angeles, California 90067, Attention:  Steven O. Weise and Glen K. Lim (Fax No. (310) 557-2193); and

(iii)                               if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date 5 Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 9.02.                                   Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid.  The provisions of Section 2.12, Section 2.13, Section 2.17 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.                                   Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, the Collateral Agent and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.                                   Successors and Assigns.

(a)                                 Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                                 Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it), with the prior written consent of the Borrowers and the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the consent of the Borrowers shall not be required to any such assignment made (A) to another Lender or an Affiliate of a Lender, (B) during the primary syndication of the Term Loans and the Term Loan Commitments to Persons identified to the Borrowers prior to the Closing Date or (C) after the occurrence and during the continuance of any Event of Default, (ii) unless otherwise approved by the Administrative Agent, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term

Loans), (iii) the parties to each such assignment shall manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.17 and Section 9.05).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d)                                 Each Borrower shall maintain its respective principal executive office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Absent manifest error, the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Agent, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) notify the Borrowers of such acceptance.  The Borrowers shall promptly record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).  This Section 9.04(e) shall be construed so that any Term Loan Commitment, Term Loan or other Obligation under the Loan Documents is in registered form under Section 5f103-1(c) of the United States Treasury Regulations.

(f)                                   Each Lender may without the consent of the Borrowers or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Section 2.12 and Section 2.17 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such participating bank or Person has an interest or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral).

(g)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)                                 Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions)

to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i)                                     Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j)                                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  A Granting Lender that transfers all or any portion of its Term Loan to an SPC shall maintain a register that complies with the requirements set forth in Section 9.04(g).

(k)                                 The Borrowers shall not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.                                   Expenses; Indemnity.

(a)                                 Each of the Borrowers agrees to pay all costs and expenses, including reasonable attorneys’ fees (including reasonable allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by the Administrative Agent, the Collateral Agent and their counsel in connection with the syndication of the Credit Facilities and the negotiation, preparation and administration of this Agreement and the other Loan Documents (including travel costs) (subject, in the case of negotiation and preparation arising on or prior to the Closing Date, any applicable limitation as agreed among the Borrowers and the Administrative Agent (or one or more of its Affiliates)) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or relating to efforts to evaluate or assess any Loan Party, its business or financial condition or protect, evaluate, assess or

Dispose of any of the Collateral; and all costs and expenses, including reasonable attorneys’ fees (including reasonable allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Administrative Agent, the Collateral Agent or any of the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

(b)                                 Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto or the plaintiff or defendant thereunder (and regardless of whether such matter is initiated by a third party or by a Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to any Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05(c), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans at the time.

(d)                                 To the extent permitted by applicable law, the Borrowers shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e)                                  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f)                                   Notwithstanding anything to the contrary in this Section 9.05, in no event shall a Cayman Loan Party (other than a U.S. Loan Party) be liable for any payments owed in connection with the U.S. Term Loans.

SECTION 9.06.                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the U.S. Borrower against any of and all the obligations of the U.S. Borrower, and to or for the credit or the account of the Cayman Borrower against any of and all the obligations of the Cayman Borrower, now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.                                   Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.                                   Waivers; Amendment.

(a)                                 No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or premium on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby (other than any waiver of any increase in the interest rate applicable to the Term Loans as a result of the occurrence of an Event of Default), (ii) increase or extend the Term Loan Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.14, the provisions of Section 9.04(k) or the provisions of this Section 9.08(b) or release any Guarantor (other than in connection with the sale or other disposition of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

SECTION 9.09.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts that are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.                                   Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.                                   Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.                                   Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.                                   Jurisdiction; Consent to Service of Process.

(a)                                 Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, or their respective properties in the courts of any jurisdiction.

(b)                                 Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.                                   Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrowers or any Subsidiary and related to the Borrowers or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or any Subsidiary; provided that, in the case of Information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17.                                   USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.

SECTION 9.18.                                   Judgment Currency.

(a)                                 The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the Dollars shall not be discharged or satisfied by any tender or recovery, including pursuant to any judgment, expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents.

(b)                                 If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the U.S. Dollar Equivalent thereof, determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(c)                                  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Loan Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(d)                                 For purposes of determining the U.S. Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RIGHTSIDE GROUP, LTD., as U.S. Borrower

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	CEO and President

UNITED TLD HOLDCO LTD., as Cayman Borrower

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	Director

OBSIDIAN AGENCY SERVICES, INC.
as Administrative Agent and Collateral Agent

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	President

SPECIAL VALUE CONTINUATION PARTNERS, LP, as Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	Managing Partner

TENNENBAUM OPPORTUNITIES FUND VI, LLC, as Lender

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	Managing Partner

S-2

EXHIBIT A

FORM OF NOTICE OF BORROWING

August       , 2014

Obsidian Agency Services, Inc.,

as Administrative Agent under the

Credit Agreement referred to below

c/o Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, CA  90405
Attention:  Asher Finci
Fax:  (310) 889-4950

Re:                             [RIGHTSIDE GROUP, LTD.][UNITED TLD HOLDCO, LTD.]

Reference is made to that certain Credit Agreement, dated as of August 6, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among RIGHTSIDE GROUP, LTD., a Delaware corporation (the “U.S. Borrower”), UNITED TLD HOLDCO, LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and OBSIDIAN AGENCY SERVICES, INC., as administrative agent and as collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The [U.S. Borrower][Cayman Borrower] hereby gives you notice, irrevocably, pursuant to Section 2.02(c) of the Credit Agreement that the undersigned hereby requests a borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in connection therewith, sets forth below the information relating to the Proposed Borrowing as required by Section 2.02(c) of the Credit Agreement:

(a)                                 The date of the Proposed Borrowing is the Closing Date.

(b)                                 The aggregate principal amount of the Proposed Borrowing is $[10,000,000] [20,000,000].

At the time of the Proposed Borrowing and also after giving effect thereto, (i) there is no Default or Event of Default, and (ii) all representations and warranties contained in Article III of the Credit Agreement are true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); provided that, if a representation or warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation or warranty for purposes of this condition.

At the time of the Proposed Borrowing, no injunction or other restraining order has been issued and no hearing to cause an injunction or other restraining order to be issued is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions or the making of the Term Loans under the Credit Agreement. Delivery of an executed counterpart of this Notice of Borrowing by telecopier or other electronic means shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

[Remainder of page intentionally left blank]

A-1

[RIGHTSIDE GROUP, LTD.][UNITED TLD HOLDCO, LTD.]

By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF BORROWING]

A-2

EXHIBIT B-1

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS TERM NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT.” RIGHTSIDE GROUP, LTD. WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER HEREOF INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, YIELD TO MATURITY, AMOUNT OF ORIGINAL ISSUE DISCOUNT (AND ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE TO SUCH HOLDER PURSUANT TO U.S. TREASURY REGULATIONS), UPON THE WRITTEN REQUEST OF SUCH HOLDER DIRECTED TO 2951 28TH STREET, SUITE 1000, SANTA MONICA, CA 90405.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF AUGUST 6, 2014 AMONG SILICON VALLEY BANK (“SENIOR LENDER”), OBSIDIAN AGENCY SERVICES, INC., AS AGENT FOR THE LENDERS (AS DEFINED BELOW), AND RIGHTSIDE GROUP LTD. ON BEHALF OF THE BORROWERS (“BORROWERS”) OF THE INDEBTEDNESS (INCLUDING INTEREST) OWED PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF AUGUST 1, 2014 BY AND AMONG BORROWERS AND SENIOR LENDER, AS SUCH CREDIT AGREEMENT (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FORM OF TERM NOTE (U.S. BORROWER)

$[•]	[•], 2014

FOR VALUE RECEIVED, the undersigned, RIGHTSIDE GROUP, LTD., a Delaware corporation (the “U.S. Borrower”, together with all successors and assigns), promises to pay [•] (hereinafter, together with all successors in title and permitted assigns, the “Lender”), the principal sum of $[•] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the Credit Agreement (as hereafter defined), with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement.  As used herein, the “Credit Agreement” means and refers to that certain Credit Agreement, dated as of August 6, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the U.S. Borrower, UNITED TLD HOLDCO, LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, together with all successors and assigns), the lenders from time to time party thereto (the “Lenders”) and OBSIDIAN AGENCY SERVICES, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

This Term Note is a “Term Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof.  This Term Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral.  The principal of, and interest on, this Term Note shall be payable at the times, in the manner and in the amounts provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein.  The Administrative

Agent’s books and records concerning the Term Loans, the accrual of interest and fees thereon, and the repayment of such Term Loans shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent, the Collateral Agent or the Lender in exercising or enforcing any of the Administrative Agent’s, the Collateral Agent’s or the Lender’s respective powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion.  No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The U.S. Borrower waives presentment, demand, notice and protest, and any delay on the part of the holder hereof.  The U.S. Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent, the Collateral Agent and/or the Lender with respect to this Term Note and/or any Security Document or any extension or other indulgence with respect to any other liability or any other collateral given under the Loan Documents to secure any other liability of the U.S. Borrower or any other Person obligated on account of this Term Note.

This Term Note shall be binding upon the U.S. Borrower and upon its permitted successors, assigns, and representatives, and shall inure to the benefit of the Lender and its permitted successors, endorsees and assigns. There are certain restrictions on the assignment and transfer of this Term Note and the obligations evidenced by this Term Note in the Credit Agreement (including, without limitation, in Section 9.04 of the Credit Agreement).

Each of the U.S. Borrower and, by its acceptance hereof, the Lender, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court of any thereof, in any action or proceeding arising out of or relating to this Term Note or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the U.S. Borrower and, by its acceptance hereof, the Lender, hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by the law, in such Federal court. Each of the U.S Borrower and, by its acceptance hereof, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Term Note shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Term Note or the other Loan Documents against the U.S. Borrower, the Cayman Borrower or their respective properties in the courts of any jurisdiction. Each of the U.S. Borrower and, by its acceptance hereof, the Lender, irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of, or relating to, this Term Note in any court located in the City of New York, Borough of Manhattan, or the United States of America sitting in the Southern District of New York.  Each of the U.S. Borrower and, by its acceptance hereof, the Lender, hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Each of the U.S. Borrower and, by its acceptance hereof, the Lender, makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Lender or the U.S. Borrower, as applicable, are each relying thereon.  EACH OF THE U.S. BORROWER AND,

BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TERM NOTE.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

RIGHTSIDE GROUP, LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF NOTE (U.S. BORROWER)]

LOANS AND PAYMENTS

Date	Amount of Term Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Term Note	Name of Person Making this Notation

B-5

EXHIBIT B-2

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS TERM NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT.” UNITED TLD HOLDCO, LTD. WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER HEREOF INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, YIELD TO MATURITY, AMOUNT OF ORIGINAL ISSUE DISCOUNT (AND ANY OTHER INFORMATION REQUIRED TO BE MADE AVAILABLE TO SUCH HOLDER PURSUANT TO U.S. TREASURY REGULATIONS), UPON THE WRITTEN REQUEST OF SUCH HOLDER DIRECTED TO 2951 28TH STREET, SUITE 1000, SANTA MONICA, CA 90405.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF AUGUST 6, 2014 AMONG SILICON VALLEY BANK (“SENIOR LENDER”), OBSIDIAN AGENCY SERVICES, INC., AS AGENT FOR THE LENDERS (AS DEFINED BELOW), AND RIGHTSIDE GROUP LTD. ON BEHALF OF THE BORROWERS (“BORROWERS”) OF THE INDEBTEDNESS (INCLUDING INTEREST) OWED PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF AUGUST 1, 2014 BY AND AMONG BORROWERS AND SENIOR LENDER, AS SUCH CREDIT AGREEMENT (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

FORM OF TERM NOTE (CAYMAN BORROWER)

$[•]	[•], 2014

FOR VALUE RECEIVED, the undersigned, UNITED TLD HOLDCO, LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, together with all successors and assigns), promises to pay [•] (hereinafter, together with all successors in title and permitted assigns, the “Lender”), the principal sum of $[•] or such lesser amount as is outstanding from time to time, on the dates and in the amounts set forth in the Credit Agreement (as hereafter defined), with interest, fees, expenses and costs at the rate and payable in the manner stated in the Credit Agreement.  As used herein, the “Credit Agreement” means and refers to that certain Credit Agreement, dated as of August 6, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the Cayman Borrower, RIGHTSIDE GROUP, LTD., a Delaware corporation (the “U.S. Borrower”), the lenders from time to time party thereto (the “Lenders”) and OBSIDIAN AGENCY SERVICES, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

This Term Note is a “Term Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof.  This Term Note is also entitled to the benefits of the Guarantee and Collateral Agreement and is secured by the Collateral.  The principal of, and interest on, this Term Note shall be payable at the times, in the manner and in the amounts provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein.  The Administrative

Agent’s books and records concerning the Term Loans, the accrual of interest and fees thereon, and the repayment of such Term Loans shall be prima facie evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Administrative Agent, the Collateral Agent or the Lender in exercising or enforcing any of the Administrative Agent’s, the Collateral Agent’s or the Lender’s respective powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion.  No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Cayman Borrower waives presentment, demand, notice and protest, and any delay on the part of the holder hereof.  The Cayman Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent, the Collateral Agent and/or the Lender with respect to this Term Note and/or any Security Document or any extension or other indulgence with respect to any other liability or any other collateral given under the Loan Documents to secure any other liability of the Cayman Borrower or any other Person obligated on account of this Term Note.

This Term Note shall be binding upon the Cayman Borrower and upon its permitted successors, assigns, and representatives, and shall inure to the benefit of the Lender and its permitted successors, endorsees and assigns. There are certain restrictions on the assignment and transfer of this Term Note and the obligations evidenced by this Term Note in the Credit Agreement (including, without limitation, in Section 9.04 of the Credit Agreement).

Each of the Cayman Borrower and, by its acceptance hereof, the Lender, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court of any thereof, in any action or proceeding arising out of or relating to this Term Note or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the Cayman Borrower and, by its acceptance hereof, the Lender, hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Cayman Borrower and, by its acceptance hereof, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Term Note shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Term Note or the other Loan Documents against the Cayman Borrower, the U.S. Borrower or their respective properties in the courts of any jurisdiction. Each of the Cayman Borrower and, by its acceptance hereof, the Lender, irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of, or relating to, this Term Note in any court located in the City of New York, Borough of Manhattan, or the United States of America sitting in the Southern District of New York.  Each of the Cayman Borrower and, by its acceptance hereof, the Lender, hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Each of the Cayman Borrower and, by its acceptance hereof, the Lender, makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the

B-6

Lender or the Cayman Borrower, as applicable, are each relying thereon.  EACH OF THE CAYMAN BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS TERM NOTE.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed and delivered by its duly authorized officer as of the date first above written.

UNITED TLD HOLDCO, LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO FORM OF NOTE (CAYMAN BORROWER)

LOANS AND PAYMENTS

Date	Amount of Term Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Term Note	Name of Person Making this Notation

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

[AGENT LOGO]

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[RIGHTSIDE GROUP, LTD.][UNITED TLD HOLDCO, LTD.]

Agent Address:		Return form to:

Obsidian Agency Services, Inc.
	c/o Tennenbaum Capital	Telephone:	(310) 889-4950
	Partners, LLC	Facsimile:
	2951 28th Street, Suite 1000	E-mail:
Santa Monica, CA 90405

It is very important that all of the requested information be completed accurately and that this administrative questionnaire be returned promptly.  If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Tax ID Number:

Signature Block Information:

•	Signing Credit Agreement	☐	Yes	☐	No
•	Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

Bank ; Asset Manager ; Broker/Dealer ; CLO/CDO ; Finance Company ; Hedge Fund ; Insurance ; Mutual Fund ; Pension Fund ; Other Regulated Investment Fund ; Special Purpose Vehicle ; Other (please specify) ;

Lender Parent (if any):

Address

D-1

Credit Contact(s)/Notification Methods:  Borrowings, Paydowns, Interest, Fees, etc.

Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s) below.  The Credit Contact(s) must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Primary Operations Contact	Secondary Operations Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Lender’s Foreign Wire Instructions

Currency:
Bank Name:
Swift/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Administrative Agent’s Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the United States.  Please refer to the instructions of the form applicable to your institution when completing it.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed tax forms.  An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the United States and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by your institution together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions of this form when completing it.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed tax forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your Non-U.S. or U.S. institution must be completed and returned on or prior to the date on which your institution becomes a Lender under the Credit Agreement.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and[the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty (express or implied) by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee identify Lender]

3.	Borrower: [RIGHTSIDE GROUP, LTD.][UNITED TLD HOLDCO, LTD.]

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.                                      Administrative Agent:  Obsidian Agency Services, Inc., including any successor thereto, as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:  The Credit Agreement, dated as of August 6, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among RIGHTSIDE GROUP, LTD., a Delaware corporation, as the U.S. Borrower, UNITED TLD HOLDCO, LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands, as the Cayman Borrower, the lenders from time to time party thereto (the “Lenders”), and OBSIDIAN AGENCY SERVICES, INC., as administrative agent and as collateral agent for the Lenders.

6.                                      Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Aggregate Amount of Term Loans for all Lenders(7)	Amount of Term Loans Assigned	Percentage Assigned of Term Loans(8)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.                                  Trade Date:                (9)

Effective Date:                         , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(9)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

OBSIDIAN AGENCY SERVICES, INC., as Administrative Agent

By:
Name:
Title:

[Consented to: [RIGHTSIDE GROUP, LTD.][UNITED TLD HOLDCO, LTD.]

By:
Name:
Title: ]

[SIGNATURE PAGE TO FORM OF ASSIGNMENT AND ACCEPTANCE]

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; and (b) except as set forth in (a) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant to the Credit Agreement, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant to the Credit Agreement.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it is legally authorized to enter into such Assignment and Acceptance; (ii) it meets all the requirements to be an assignee under Section 9.04(b) and (c) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement); (iii) from and after the Effective Date referred to in this Assignment and Acceptance, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type; (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) and Section 3.05(b) of the Credit Agreement or delivered pursuant to Section 5.04 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms of the Credit Agreement, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

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3.                                      General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto indifferent counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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